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Filed pursuant to Rule 424(b)(2)
Registration No. 333-229822

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)

4.500% Senior Notes due 2029	$750,000,000	98.870%	$741,525,000	$89,872.83

(1)
Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(to Prospectus dated February 25, 2019)

$750,000,000

HUNTSMAN INTERNATIONAL LLC

4.500% Senior Notes due 2029

        We are offering $750,000,000 aggregate principal amount of 4.500% senior notes due 2029 (the "notes"). The notes will bear interest at the rate of 4.500% per year. We will pay interest on the notes on May 1 and November 1 of each year, beginning November 1, 2019. The notes will mature on May 1, 2029. We may redeem the notes at our option, at any time in whole or from time to time in part, before February 1, 2029 (three months prior to the maturity date of the notes) at the redemption price described under "Description of Notes—Optional Redemption," plus accrued and unpaid interest to, but not including, the redemption date. In addition, we may redeem the notes at our option, at any time in whole or from time to time in part, on or after February 1, 2029 (three months prior to the maturity date of the notes) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date. Upon the occurrence of a change of control triggering event, we will be required to make an offer to repurchase the notes as described under "Description of Notes—Change of Control Triggering Event."

        The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other unsecured and unsubordinated indebtedness outstanding from time to time. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

        See "Risk Factors" beginning on page S-8 of this prospectus supplement for a discussion of certain risks that you should consider in connection with an evaluation of an investment in the notes.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price(1)	98.870%	$741,525,000

Underwriting discount	0.650%	$4,875,000

Proceeds, before expenses, to Huntsman International(1)(2)	98.220%	$736,650,000

(1)
Plus accrued interest from March 13, 2019, if settlement occurs after that date.

(2)
The underwriters have agreed to reimburse us for certain fees and expenses relating to this offering. See "Underwriting."

        The underwriters expect to deliver the notes to purchasers in book-entry form only through The Depository Trust Company for the account of its participants, including Clearstream Banking, société anonyme, and Euroclear Bank S.A./N.V., as operator of the Euroclear System, on or about March 13, 2019, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as "T+10").

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup

Barclays	Deutsche Bank Securities	Goldman Sachs & Co. LLC	HSBC	J.P. Morgan

Morgan Stanley	PNC Capital Markets LLC	SunTrust Robinson Humphrey

Senior Co-Managers

BMO Capital Markets	ICBC Standard Bank	RBC Capital Markets	TD Securities

Co-Manager

Academy Securities

The date of this prospectus supplement is February 27, 2019.

Prospectus Supplement

Prospectus

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

        This document is in two parts. The first part is this prospectus supplement, including the documents incorporated by reference herein, which describes the specific terms of this offering of notes. The second part, the accompanying prospectus, gives more general information, some of which may not apply to the notes or this offering. If the description of the offering varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement. You should read the entire prospectus supplement, as well as the accompanying prospectus and the documents incorporated by reference that are described under "Documents Incorporated by Reference" in the accompanying prospectus.

        You should rely only on the information contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus prepared by us or on our behalf. We have not, and the underwriters have not, authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. Further, you should assume that the information appearing in this prospectus supplement, the accompanying prospectus, and the documents incorporated by reference herein and therein, and any free writing prospectus, is accurate only as of the respective dates of those documents in which the information is contained. Our business, financial condition, results of operations and prospects may have changed since those dates.

        As used throughout this prospectus supplement, unless the context otherwise requires or indicates:

  •
  "Huntsman Corporation" means Huntsman Corporation, and not its subsidiaries;

  •
  "Huntsman International" means Huntsman International LLC, a wholly-owned subsidiary of Huntsman Corporation, and not its subsidiaries; and

  •
  "Company," "we," "our" and "us" refer to Huntsman International and its subsidiaries.

SPECIAL NOTE ON FORWARD-LOOKING STATEMENTS

        With respect to Huntsman International, certain information set forth in this prospectus supplement contains "forward-looking statements" within the meaning the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than historical factual information are forward-looking statements, including without limitation statements regarding: projections of revenue, expenses, profit, profit margins, tax rates, tax provisions, cash flows, pension and benefit obligations and funding requirements, our liquidity position or other projected financial measures; management's plans and strategies for future operations, including statements relating to anticipated operating performance, cost reductions, restructuring activities, new product and service developments, competitive strengths or market position, acquisitions, divestitures, spin-offs or other distributions, strategic opportunities, securities offerings, stock repurchases, dividends and executive compensation; growth, declines and other trends in markets we sell into; new or modified laws, regulations and accounting pronouncements; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; general economic and capital markets conditions; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that we intend or believe will or may occur in the future. In some cases, forward-looking statements can be identified by terminology such as "believes," "expects," "may," "will," "should," "anticipates" or "intends" or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

S-ii

        All forward-looking statements, including without limitation management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management's expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements whether because of new information, future events or otherwise, except as required by securities and other applicable law.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this prospectus supplement. Any forward-looking statements should be considered in light of the risks set forth in the Risk Factors section of this prospectus supplement.

S-iii

SUMMARY

        The information below is a summary of the more detailed information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus and does not contain all of the information you should consider when making your investment decision. We urge you to read all of this prospectus supplement, the accompanying prospectus and the documents incorporated by reference, including our consolidated financial statements and accompanying notes, carefully to gain a fuller understanding of our business and the terms of the notes, as well as some of the other considerations that may be important to you, before making your investment decision. You should pay special attention to the "Risk Factors" section of this prospectus supplement and the information under the heading "Risk Factors" contained in our Annual Report on Form 10-K.

 Huntsman International

        We are a global manufacturer of differentiated organic chemical products. Huntsman Corporation, a Delaware corporation, was formed in 2004 to hold the Huntsman businesses, which were founded by Jon M. Huntsman. Peter R. Huntsman now serves as Chairman of the Board, President and Chief Executive Officer of Huntsman Corporation.

        We operate in four segments: Polyurethanes, Performance Products, Advanced Materials and Textile Effects. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, personal care and hygiene, durable and non-durable consumer products, digital inks, electronics, medical, packaging, coatings and construction, power generation, refining, synthetic fiber, textile chemicals and dyes industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, maleic anhydride, epoxy-based polymer formulations, textile chemicals and dyes.

        All of Huntsman Corporation's businesses are operated through Huntsman International, Huntsman Corporation's wholly-owned subsidiary. Huntsman International is a Delaware limited liability company and was formed in 1999.

Corporate Information

        Huntsman Corporation is a Delaware corporation and its Common Stock is listed on the NYSE under the ticker symbol "HUN." The Company's principal executive offices are located at 10003 Woodloch Forest Drive, The Woodlands, Texas 77380. The Company's telephone number is (281) 719-6000.

 The Offering

        The following summary contains information about the notes and is not intended to be complete. For a more complete description of the notes, please refer to the section in this prospectus supplement entitled "Description of Notes" and the section in the accompanying prospectus entitled "Description of Debt Securities." Unless the context requires otherwise, all references to "we" and the "Company" in this "Prospectus Supplement Summary—The Offering" section refer to only Huntsman International LLC and not its subsidiaries.

Issuer	Huntsman International LLC
Securities Offered	$750,000,000 aggregate principal amount of 4.500% senior notes due 2029
Maturity	The notes will mature on May 1, 2029.
Interest	4.500% per year. Interest on the notes will accrue from March 13, 2019 and will be payable on May 1 and November 1 of each year, beginning on November 1, 2019.
Guarantees	The notes will not be guaranteed.
Ranking

The notes will be our general unsecured and unsubordinated obligations and will rank equally with all of our existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to any of our secured indebtedness to the extent of the value of the assets securing such indebtedness. The notes will not be guaranteed by any of our subsidiaries and will therefore be structurally subordinated to all existing and future indebtedness and other obligations, including trade payables, of our subsidiaries. At December 31, 2018, we had indebtedness of approximately $1,962 million (excluding notes payable to affiliates) that would rank equally with the notes, we had no material secured indebtedness outstanding and our subsidiaries (excluding our Variable Interest Entities) had $272 million of indebtedness (not including trade payables).

Optional Redemption	We may redeem the notes at our option, at any time in whole or from time to time in part, before February 1, 2029 (three months prior to the maturity date of the notes) at a redemption price equal to:
• 100% of the principal amount of the notes being redeemed; and

•

the excess of (a) the present value at such redemption date of (i) the principal amount of the note at maturity plus (ii) all required interest payments due on the note through maturity (excluding accrued but unpaid interest to the redemption date, if any), computed using a discount rate equal to the Adjusted Treasury Rate (as defined in "Description of Notes—Certain Definitions") as of such redemption date; over (b) the outstanding principal amount of the note.

plus, accrued and unpaid interest to, but not including, the redemption date.

In addition, we may redeem the notes at our option, at any time in whole or from time to time in part, on or after February 1, 2029 (three months prior to the maturity date of the notes) at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the redemption date.

Change of Control Repurchase Event

Upon the occurrence of a Change of Control Repurchase Event (as defined in this prospectus supplement), we will be required to make an offer to repurchase the notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to the date of repurchase. See "Description of Notes—Change of Control"

Covenants	The indenture under which the notes will be issued contains covenants for your benefit. These covenants restrict our ability with certain exceptions to:
• incur indebtedness secured by liens;
• engage in certain sale-leaseback transactions; and
• merge or consolidate or sell all or substantially all of our assets.

These covenants are subject to important exceptions and qualifications, which are described in this prospectus supplement and the accompanying prospectus. For a more detailed description, see "Description of Notes" in this prospectus supplement and "Description of Debt Securities" in the accompanying prospectus.

Issuance of Additional Notes

We may create and issue additional notes having the same terms (other than the original issuance date and, under certain circumstances, the issue price and first date of interest accrual and initial interest payment date) as the notes offered hereby, so that such additional notes will be consolidated with the notes offered hereby, including for purposes of voting and redemptions. Unless such additional notes are fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will be issued with a separate CUSIP number.

Form and Denomination

We will issue the notes in the form of one or more fully registered global notes registered in the name of the nominee of The Depository Trust Company, or DTC. Beneficial interests in the notes will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Except in the limited circumstances described in this prospectus supplement, owners of beneficial interests in the notes will not be entitled to have notes registered in their names, will not receive or be entitled to receive notes in definitive form and will not be considered holders of notes under the indenture. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Use of Proceeds

We intend to use the net proceeds from this offering to redeem in full $650 million in aggregate principal amount of our 4.875% Senior Notes due 2020 and to pay associated costs and accrued interest. We intend to use the remainder of the net proceeds, if any, for general corporate purposes. Pending the use of proceeds as described above, we may temporarily apply a portion of the net proceeds from this offering to repay outstanding debt. See "Use of Proceeds."

Certain Material U.S. Federal Income Tax Considerations	See "Certain Material U.S. Federal Income Tax Considerations."
Risk Factors

See "Risk Factors" in this prospectus supplement and other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should consider carefully before deciding whether to invest in the notes.

Governing Law	The notes will be, and the indenture is, governed by the laws of the State of New York.
Trustee	Wilmington Trust, National Association

Summary Consolidated Financial Data

        Set forth below is a summary of our consolidated financial data as of and for the dates and periods indicated. The summary historical statement of operations data for the years ended December 31, 2018, 2017 and 2016 and the historical balance sheet data as of December 31, 2018, 2017 and 2016 have been derived from our historical audited consolidated financial statements included in our Annual Report, which is incorporated herein by reference. You should read the following summary consolidated historical financial data in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our historical financial statements and related notes incorporated by reference in this prospectus supplement.

	Year Ended December 31,
	2018	2017	2016
	(in millions)
Statements of Operations Data:
Revenues	$9,379	$8,358	$7,518
Gross profit	2,028	1,812	1,525
Restructuring, impairment and plant closing (credits) costs	(5)	20	47
Operating income	1,046	856	674
Income from continuing operations	831	579	367
(Loss) income from discontinued operations, net of tax	(195)	155	(13)
Net income	636	734	354
Net income attributable to Huntsman International LLC	323	629	323
Other Data:
Adjusted EBITDA(1)	1,473	1,263	1,001
Depreciation and amortization	340	311	306
Capital expenditures, net of reimbursements(2)	305	279	286
Balance Sheet Data (at period end):
Total assets	8,335	10,585	9,475
Total debt	2,908	3,140	4,969
Net debt(3)	2,568	2,661	4,574

(1)
Our consolidated financial statements are prepared in accordance with GAAP, which we supplement with certain non-GAAP financial information. These non-GAAP measures should not be considered in isolation or as a substitute for the related GAAP measures, and other companies may define such measures differently. We encourage investors to review our financial statements and the reconciliation of the non-GAAP financial measures to the most directly comparable GAAP financial measures in their entirety and not to rely on any single financial measure. These non-GAAP measures exclude the impact of certain expenses that we do not believe are indicative of our core operating results.

Our management uses adjusted EBITDA to assess financial performance. Adjusted EBITDA is defined as net income before interest, income tax, depreciation and amortization, net income attributable to noncontrolling interests and certain Corporate and other items, as well as eliminating the following adjustments: (a) business acquisition and integration expenses; (b) purchase accounting inventory adjustments; (c) merger costs; (d) EBITDA from discontinued operations; (e) noncontrolling interest of discontinued operations; (f) fair value adjustments to Venator investment; (g) loss on early extinguishment of debt; (h) certain legal settlements and related expenses (income); (i) gain on sale of businesses/assets; (j) amortization of pension and postretirement actuarial losses; (k) plant incident remediation costs; (l) U.S. Tax Cuts and Jobs Act of 2017 impact on noncontrolling interest; and (m) restructuring, impairment and plant closing and transition costs (credits). We believe that net income is the performance measure calculated and presented in accordance with U.S. GAAP that is most directly comparable to adjusted EBITDA.

We believe adjusted EBITDA is useful to investors in assessing the businesses' ongoing financial performance and provides improved comparability between periods through the exclusion of certain items that management believes are not indicative of the businesses' operational profitability and that may obscure underlying business results and trends. However, this measure should not be considered in isolation or viewed as a substitute for net income or other measures of performance determined in accordance with U.S. GAAP. Moreover, adjusted EBITDA as used herein is not necessarily comparable to other similarly titled measures of other companies due to potential inconsistencies in the methods of calculation. Our management believes this measure is useful to compare general operating performance from period to period and to make certain related management decisions. Adjusted EBITDA is also used by securities analysts, lenders and others in their evaluation of different companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be highly dependent on a company's capital structure, debt levels and credit ratings. Therefore, the impact of interest expense on earnings can vary significantly among companies. In addition, the tax positions of companies can vary because of their differing abilities to take advantage of tax benefits and because of the tax policies of the various jurisdictions in which they operate. As a result, effective tax rates and tax expense can vary considerably among companies. Finally, companies employ productive assets of different ages and utilize different methods of acquiring and depreciating such assets. This can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies.

Nevertheless, our management recognizes that there are material limitations associated with the use of adjusted EBITDA in the evaluation of our Company as compared to net income, which reflects overall financial performance. For example, we have borrowed money in order to finance our operations and interest expense is a necessary element of our costs and ability to generate revenue. Our management compensates for the limitations of using adjusted EBITDA by using this measure to supplement U.S. GAAP results to provide a more complete understanding of the factors and trends affecting the business rather than U.S. GAAP results alone.

The following is a reconciliation of net income to adjusted EBITDA:

	Year Ended December 31,
	2018	2017	2016
	(in millions)
Net income	$636	$734	$354
Reconciliation of net income to adjusted EBITDA:
Net income attributable to noncontrolling interests	(313)	(105)	(31)
Interest expense from continuing operations	136	181	215
Interest expense (income) from discontinued operations	36	19	(1)
Income tax expense from continuing operations	93	61	108
Income tax expense (benefit) from discontinued operations	34	67	(24)
Depreciation and amortization of continuing operations	340	311	306
Depreciation and amortization of discontinued operations	—	68	114
Other adjustments:
Business acquisition and integration expenses	5	19	12
Purchase accounting inventory adjustments	4	—	—
Merger costs	2	28	—
EBITDA from discontinued operations	125	(309)	(76)
Noncontrolling interest of discontinued operations	232	49	11
Fair value adjustments to Venator investment	62	—	—
Loss on early extinguishment of debt	3	54	3
Certain legal settlements and related expenses (income)	6	(11)	1
Gain on sale of businesses/assets	—	(9)	(97)
Amortization of pension and postretirement actuarial losses	75	76	58
Plant incident remediation costs	1	16	—
U.S. Tax Reform Act impact on noncontrolling interest	—	(6)	—
Restructuring, impairment and plant closing and transition (credits) costs	(4)	20	48

Adjusted EBITDA(1)	$1,473	$1,263	$1,001

(2)
During 2018, 2017 and 2016, capital expenditures from continuing operations of $313 million, $282 million and $318 million, respectively, were reimbursed in part by $8 million, $3 million and $32 million, respectively.

(3)
Net debt is a measure we use to monitor how much debt we have after taking into account our total cash. We use it as an indicator of our overall financial position and calculate it by taking our total debt, including the current portion, and subtracting total cash. As of December 31, 2018, 2017 and 2016, net debt consisted of total debt of $2,908 million, $3,140 million and $4,969 million, respectively, less cash of $340 million, $479 million and $395 million, respectively.

RISK FACTORS

        You should carefully consider the risks and uncertainties described below as well as any cautionary language or other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the risks described under the heading "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2018, before deciding whether to invest in the notes. The risks described therein or set forth below are those that we consider to be the most significant to your decision whether to invest in the notes. If any of the events described below occurs, the value of your investment in the notes could decline, and in some cases we may not be able to make payments on the notes, and this could result in your losing all or part of your investment.

The indenture governing the notes and other agreements governing our debt may restrict our ability to engage in certain business activities or to obtain additional financing and contain cross acceleration provisions that may cause all of the debt issued under such instruments to become immediately due and payable as a result of a default under an unrelated debt instrument.

        The agreements governing our debt arrangements, including our revolving credit facility and our A/R Securitization Program, contain and the indenture governing the notes will contain certain restrictive covenants and require us to meet certain financial ratios and tests. These covenants, ratios and tests may limit or prohibit our ability to incur more secured debt; make certain prepayments of debt; pay dividends, redeem stock or make other distributions; issue stock; make investments; create liens; enter into transactions with affiliates; enter into sale and leaseback transactions; merge or consolidate; and transfer or sell assets. However, the indenture governing the notes contains several important exceptions. See "Description of Notes."

        Our failure to comply with any of our debt covenants or other obligations, or our failure to make payments of principal or interest on our debt, could result in a default, or trigger cross-default or acceleration provisions, under our debt agreements. An event of default could result in our debt obligations becoming immediately due and payable, cause our creditors to terminate their lending commitments, or force us or one or more of our subsidiaries into bankruptcy or liquidation. In such event, we would need to raise funds from alternative sources, which funds may not be available to us on favorable terms, on a timely basis or at all. Alternatively, such a default could require us to sell our assets and otherwise curtail operations in order to pay our creditors. Any of the foregoing occurrences could have a material adverse effect on our business, results of operations and financial condition.

The notes are effectively subordinated to the existing and future liabilities of our subsidiaries and to any secured indebtedness we may incur in the future to the extent of the assets securing the same.

        Our subsidiaries are separate and distinct legal entities. Our subsidiaries have no obligation to pay any amounts due on the notes. In addition, any payment of dividends, loans, or advances by our subsidiaries could be subject to statutory or contractual restrictions. Our right to receive any assets of any of our subsidiaries upon its bankruptcy, liquidation or reorganization, and therefore the right of the holders of the notes to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors, including trade creditors. In addition, even if we are a creditor of any of our subsidiaries, our rights as a creditor would be subordinate to any security interest in the assets of our subsidiaries and any indebtedness of our subsidiaries senior to that held by us. At December 31, 2018, our subsidiaries (excluding our Variable Interest Entities) had approximately $272 million of indebtedness (not including trade payables).

        The notes are our unsecured and unsubordinated obligations and will rank equally in right of payment with all of our other existing and future unsecured and unsubordinated obligations. The notes are not secured by any of our assets. Claims of secured lenders with respect to assets securing their loans will be prior to any claim of the holders of the notes with respect to those assets. As of December 31, 2018, we had no material secured indebtedness outstanding.

The indenture does not restrict the amount of additional unsecured indebtedness that we may incur.

        The notes and indenture under which the notes will be issued do not place any limitation on the amount of unsecured indebtedness that may be incurred by us. Our incurrence of additional indebtedness may have important consequences for you as a holder of the notes, including making it more difficult for us to satisfy our obligations with respect to the notes, a loss in the market value of your notes and a risk that the credit rating of the notes is lowered or withdrawn. At December 31, 2018, we had indebtedness of approximately $1,962 million (excluding notes payable to affiliates) that would rank equally with the notes.

We may not have the ability to repurchase notes upon a change of control as required by the indenture.

        Upon the occurrence of a Change of Control Repurchase Event (as defined under "Description of Notes—Change of Control"), each holder of notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of their principal amount plus accrued interest to the date of purchase. A Change of Control Repurchase Event may require us to make a similar offer to purchase our other outstanding senior notes. Under the terms of our revolving credit facility, a change in control will also result in an event of default. Any of our future debt agreements may contain a similar provision. We may not have sufficient assets or be able to obtain sufficient third-party financing on favorable terms to satisfy all of our obligations under the notes and our other current and future debt agreements upon a change of control.

        Any future credit agreements or other agreements or instruments relating to indebtedness to which we become a party may contain restrictions on our ability to offer to repurchase the notes in connection with a change of control. In the event a change of control occurs at a time when we are prohibited from offering to purchase the notes, we could attempt to obtain the consent of the lenders under those agreements or attempt to refinance the related indebtedness, but we may not be successful.

You may find it difficult to sell your notes because no public trading market for the notes exists and securities laws will restrict your ability to transfer the notes.

        The notes constitute a new class of securities for which there is no established trading market. We cannot assure you that an active trading market will develop for the notes. The underwriters have advised us that they currently intend to make a market in these notes after this offering is completed. However, no underwriter is obligated to do so and may discontinue its market making at any time. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities. The market for the notes, if any, may be subject to disruptions. A disruption may have a negative effect on you as a holder of the notes, regardless of our prospects or performance.

USE OF PROCEEDS

        We expect that we will receive approximately $735.0 million in net proceeds from this offering, after deducting the underwriting discount and offering expenses payable by us. We intend to use the net proceeds from this offering to redeem in full $650 million in aggregate principal amount of our 4.875% Senior Notes due 2020 and to pay associated costs and accrued interest. We intend to use the remainder of the net proceeds, if any, for general corporate purposes. Pending the use of proceeds as described above, we may temporarily apply a portion of the net proceeds from this offering to repay amounts outstanding under our debt.

CAPITALIZATION

        The following table shows our cash and cash equivalents and total capitalization as of December 31, 2018 on an actual basis and as adjusted to reflect the offering of the notes and the anticipated use of proceeds. This table should be read in conjunction with our consolidated financial statements, including the accompanying notes, which are incorporated by reference in this prospectus supplement.

	As of December 31, 2018
	Historical	As Adjusted(1)
	(in millions)
Cash and cash equivalents	$340	$394

Long-term debt (including current portion):
Revolving credit facility(2)	50	50
Amounts outstanding under A/R Securitization Program(3)	252	252
Senior notes(4)	1,892	1,244
Senior notes offered hereby	—	742
Variable Interest Entities	86	86
Other	40	40

Total debt—excluding debt to affiliates	2,320	2,414

Notes payable to affiliates (including current)(5)	588	588

Total debt	2,908	3,002

Members' equity	2,259	2,259

Total capitalization	$5,167	$5,261

(1)
Assumes the redemption in full of our 4.875% Senior Notes due 2020 for an aggregate redemption price of approximately $681 million, which includes the payment of a redemption premium of approximately $19 million, plus accrued and unpaid interest of approximately $12 million.

(2)
As of December 31, 2018, we had $1,141 million in availability under our revolving credit facility.

(3)
As of December 31, 2018, we had $44 million in availability under our accounts receivable securitization programs.

(4)
The Senior Notes consist of the following notes: (1) 4.875% Senior Notes due 2020, (2) 5.125% Senior Notes due 2021, (3) 5.125% Senior Notes due 2022 and (4) 4.250% Senior Notes due 2025. The Senior Notes are presented at their carrying value.

(5)
Indicates a note payable to Huntsman Corporation in the amount of $588 million as of December 31, 2018. The intercompany note is unsecured and $100 million is classified as current as of December 31, 2018.

DESCRIPTION OF NOTES

        You can find the definitions of certain terms used in this description under the subheading "—Certain Definitions." In this description, the phrase "Huntsman International" refers only to Huntsman International LLC, a wholly owned Subsidiary of Huntsman Corporation, and not to any of its Subsidiaries.

        The notes will be issued under an indenture to be dated as of March 13, 2019, between Huntsman International and Wilmington Trust, National Association, as trustee (the "base indenture"), as supplemented by a supplemental indenture to be dated March 13, 2019 between Huntsman International and the trustee (the "supplemental indenture" and, together with the base indenture, the "indenture"). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act").

        The indenture does not limit the amount of debt securities that may be issued under the indenture. Huntsman International may issue additional debt securities under the indenture from time to time in one or more series. Huntsman International may from time to time, without giving notice to or seeking the consent of the holders of the notes offered hereby, issue additional notes having the same terms (except for the issue date, and, in some cases, the public offering price and, to the extent applicable, the first date of interest accrual and the first interest payment date) as, and ranking equally and ratably with, the notes offered hereby; provided thatif any such additional notes are not fungible with the notes offered hereby for U.S. federal income tax purposes, such additional notes will have one or more separate CUSIP numbers from the notes. Any additional notes having such similar terms, together with the notes offered hereby, will constitute a single series of securities under the indenture, including for purposes of voting.

        The following description is a summary of the material provisions of the indenture and does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the indenture. We urge you to read the indenture because it, and not this description, define your rights as holders of the notes. Copies of the indenture are available to you upon request from Huntsman International at the address set forth under "Incorporation by Reference."

Brief Description of the Notes

        The notes are:

  •
  general unsecured senior obligations of Huntsman International;

  •
  equal in right of payment to all existing and future senior indebtedness of Huntsman International (including the Existing Notes) and structurally subordinated to all liabilities (including trade payables) of Huntsman International's Subsidiaries; and

  •
  senior in right of payment to all future subordinated indebtedness of Huntsman International.

        Since the notes are unsecured, in the event of a bankruptcy or insolvency, Huntsman International's secured lenders will have a prior secured claim with respect to any collateral securing the debt owed to them.

Principal, Maturity and Interest of Notes

        The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will mature on May 1, 2029 at the principal amount, plus accrued and unpaid interest to, but not including, the maturity date.

        Interest on the notes will accrue at the rate of 4.500% per annum. Interest on the notes is payable semi-annually in arrears on May 1 and November 1, commencing on November 1, 2019. Huntsman International will make each interest payment to the holders of record of the notes on the immediately preceding April 15 and October 15.

        Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Paying Agent and Registrar for the Notes

        Huntsman International will maintain one or more paying agents for the notes. The initial paying agent for the notes will be Wilmington Trust, National Association. Huntsman International will also maintain a registrar for the notes. The initial registrar will be Wilmington Trust, National Association. The registrar will maintain a register reflecting ownership of the notes outstanding from time to time and will make payments on and facilitate transfers of the notes on behalf of Huntsman International. Huntsman International may change the paying agents or the registrars without prior notice to the holders of the notes. Huntsman International or any of its subsidiaries may act as a paying agent or registrar.

Optional Redemption

        Prior to the date that is three months prior to the final maturity date of the notes, Huntsman International may redeem all or part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date).

        At any time on or after the date that is three months prior to the final maturity date of the notes, Huntsman International may redeem all or part of the notes upon not less than 30 nor more than 60 days' notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the redemption date).

Selection and Notice

        If less than all the notes are to be redeemed at any time in connection with an optional redemption, the trustee will select notes on a pro rata basis subject to the minimum denominations requirement, unless another method is required by law or stock exchange requirement or the procedures of DTC.

        No notes of $2,000 or less may be redeemed in part. Notices of redemption will be sent by first class mail or sent electronically at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at its registered address (with a copy to the trustee) except that redemption notices may be sent more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the notes or a satisfaction and discharge of the indenture, in each case in accordance with the provisions of the indenture.

        A notice of redemption will state:

  •
  the redemption date; the redemption price and the amount of accrued interest to be paid;

  •
  the paragraph of the notes pursuant to which the notes are being redeemed;

  •
  the name and address of the Paying Agent;

  •
  that notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

  •
  that unless Huntsman International defaults in making the redemption payment, interest on notes or portions of them called for redemption will cease to accrue on and after the redemption date;

  •
  that, if any note is being redeemed in part, the portion of the principal amount of such note to be redeemed, and the only remaining right of the holders of such notes is to receive payment of the redemption price upon surrender to the paying agent of such notes; and

  •
  that, if less than all the notes are to be redeemed, the identification of the particular notes and the principal amount (or portion thereof) of such notes to be redeemed and the aggregate principal amount of notes to be outstanding after such partial redemption.

        Upon surrender of a physical note to be redeemed in part, Huntsman International will issue a new note in a principal amount equal to and in exchange for the unredeemed portion of the original note in the name of the holder upon cancellation of the original note.

Change of Control

        Upon the occurrence of a Change of Control Repurchase Event with respect to the notes, each holder of notes will have the right to require Huntsman International to repurchase all or any part of such holder's notes at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, but not including, to the date of repurchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date occurring on or prior to the repurchase date).

        Within 30 days following any Change of Control Repurchase Event, Huntsman International will mail a notice (a "Change of Control Offer") to each holder of notes with a copy to the trustee stating:

  (1)
  that a Change of Control Repurchase Event has occurred and that such holder has the right to require Huntsman International to repurchase such holder's notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, to the date of repurchase (subject to the right of holders of record on a record date to receive interest on the relevant interest payment date occurring on or prior to the repurchase date);

  (2)
  the circumstances and relevant facts and financial information regarding such Change of Control Repurchase Event;

  (3)
  the repurchase date (which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed); and

  (4)
  the instructions that a holder must follow in order to have its notes purchased.

        A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the consummation of a Change of Control, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

        In addition, Huntsman International will not be required to make a Change of Control Offer with respect to the notes upon the consummation of a Change of Control Repurchase Event if a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by Huntsman International and purchases all notes properly tendered and not withdrawn under such Change of Control Offer.

        Notes repurchased by Huntsman International pursuant to a Change of Control Offer will have the status of notes issued but not outstanding or will be retired and canceled at the option of Huntsman International. Notes purchased by a third party pursuant to the preceding paragraph will have the status of notes issued and outstanding.

        We will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws, rules or regulations in connection with the repurchase of notes pursuant to this covenant. To the extent that the provisions of any securities laws, rules or regulations conflict with any provision of this covenant, we will comply with the applicable securities laws, rules and regulations and will not be deemed to have breached our obligations under this covenant by virtue thereof.

        This Change of Control repurchase provision is a result of negotiations between Huntsman International and the underwriters of the notes. We have no present intention to engage in a transaction that would constitute a Change of Control, although it is possible that we could decide to do so in the future. Subject to the limitations discussed below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the indenture, but that could increase the amount of indebtedness outstanding at such time or otherwise affect our capital structure or credit rating.

        The occurrence of events that would constitute a Change of Control may also constitute an event of default under or require repurchase of our currently outstanding indebtedness. Future indebtedness of Huntsman International or its Subsidiaries may contain prohibitions on certain events that would constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. Moreover, the exercise by the holders of notes of their right to require us to repurchase the notes could cause a default under such indebtedness, even if the Change of Control itself does not, due to the financial effect of such repurchase on us. Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. See "Risk Factors—We may not have the ability to repurchase notes upon a change of control as required by the indenture."

        The definition of Change of Control includes a phrase relating to the sale, lease or transfer of "all or substantially all" the assets of Huntsman International and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all" under New York law, which governs the indenture, there is no precise established definition of the phrase. Accordingly, the ability of a holder of notes to require us to repurchase such notes as a result of a sale, lease or transfer of less than all of the assets of Huntsman International and its Subsidiaries, taken as a whole, to another Person or group may be uncertain.

        The provisions under the indenture relating to our obligation to make an offer to repurchase the notes as a result of a Change of Control Repurchase Event may be waived or modified with the written consent of the holders of a majority in aggregate principal amount of the notes.

Certain Covenants

        Limitation on Secured Debt.    The indenture will provide that neither Huntsman International nor any of its Restricted Subsidiaries will create, incur, issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (which we refer to herein, collectively, as a "mortgage") on or upon any Principal Property, whether owned at the date of the indenture or acquired after the date of the indenture, without ensuring that the notes (together, at Huntsman International's option, with any other indebtedness created, issued, assumed or guaranteed by Huntsman International or any of its Restricted Subsidiaries then existing or thereafter created) will be secured by such mortgage equally and ratably with (or, at Huntsman International's option, prior to) such indebtedness for so long as, and to the extent, such indebtedness is so secured (and any mortgage created for the benefit of the holders of the notes and any other debt securities of any series issued pursuant to the indenture and having the benefit of this covenant shall provide by its terms that such mortgage will be automatically released and discharged upon the release and discharge of the mortgage securing such other indebtedness). This restriction will not apply to indebtedness secured by any of the following:

  (1)
  mortgages on any property acquired, leased, constructed or improved by Huntsman International or any of its Restricted Subsidiaries after the Issue Date to secure indebtedness incurred for the purpose of financing or refinancing all or any part of the purchase price of such property or of the cost of any construction or improvements on such property, in each case, to the extent that the original indebtedness is incurred prior to or within one year after the applicable acquisition, lease, completion of construction or beginning of commercial operation of such property, as the case may be;

  (2)
  mortgages on any property existing at the time Huntsman International or any Restricted Subsidiary acquires any of the same, which mortgages were not incurred in anticipation of such acquisition;

  (3)
  mortgages on property of a Person existing at the time Huntsman International or any Restricted Subsidiary merges or consolidates with such Person or at the time Huntsman International or any Restricted Subsidiary acquires all or substantially all of the properties of such Person, which mortgages were not incurred in anticipation of such merger, consolidation or acquisition;

  (4)
  mortgages to secure indebtedness of any Restricted Subsidiary of Huntsman International to Huntsman International or another Restricted Subsidiary;

  (5)
  mortgages in favor of governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure indebtedness incurred or guaranteed to finance or refinance all or any part of the purchase price of the property, shares of capital stock or indebtedness subject to such mortgages, or the cost of constructing or improving the property subject to such mortgage;

  (6)
  [reserved];

  (7)
  extensions, renewals or replacements of any mortgage existing on the Issue Date or any mortgage referred to in clauses (1) through (5) above; provided that the principal amount of indebtedness secured thereby may not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement (plus the amount of all fees, expenses and accrued interest payable in connection therewith), and such extension, renewal or replacement will be limited to all or a part of the property (plus improvements and construction on such property), shares of capital stock or indebtedness that was subject to the mortgage so extended, renewed or replaced;

  (8)
  mortgages on accounts receivable and related assets of Huntsman International and its Restricted Subsidiaries pursuant to a Qualified Securitization Transaction; and

  (9)
  Permitted Liens.

        Notwithstanding the restrictions described above, Huntsman International and its Restricted Subsidiaries may, without having to equally and ratably secure the notes, issue, assume or guarantee indebtedness secured by a mortgage, if at the time of such issuance, assumption or guarantee, after giving effect thereto and to the retirement of any indebtedness that is concurrently being retired, the aggregate amount of all such indebtedness secured by mortgages that would otherwise be subject to such restriction (other than any indebtedness secured by mortgages permitted as described in clauses (1) through (9) of the immediately preceding paragraph) plus the aggregate amount (without duplication) of all Attributable Debt of Huntsman International and any of its Restricted Subsidiaries in respect of Sale and Lease-Back Transactions (with the exception of any such transactions permitted under clauses (1) and (2) of the first sentence of the first paragraph of the covenant described below under the caption "—Limitation on Sale and Lease-Back Transactions") does not exceed 20% of the Consolidated Net Tangible Assets of Huntsman International as of the date on which any such indebtedness is incurred.

        Limitation on Sale and Lease-Back Transactions.    The indenture will provide that neither Huntsman International nor any of its Restricted Subsidiaries will enter into any Sale and Lease-Back Transaction with respect to any of their Principal Properties unless:

  (1)
  Huntsman International or such Subsidiary would be entitled under the provisions described in clauses (1) through (9) in the first paragraph of the covenant described above under the caption "—Limitation on Secured Debt" to create, issue, assume or guarantee indebtedness secured by a mortgage on the property to be leased without having to equally and ratably secure the notes;

  (2)
  Huntsman International or any of its Restricted Subsidiaries applies an amount equal to the amount of the net cash proceeds from the sale of the Principal Property sold in such Sale and Lease-Back Transaction within 365 days after the consummation thereof to make non-mandatory prepayments on long-term indebtedness, retire long-term indebtedness or acquire, construct or improve a manufacturing plant or facility or other assets that are used or useful in their business; provided that any such long-term indebtedness retired is pari passu with or senior to the notes; or

  (3)
  the Attributable Debt of Huntsman International and its Restricted Subsidiaries in respect of such Sale and Lease-Back Transaction and all other Sale and Lease-Back Transactions entered into after the Issue Date (other than any such Sale and Lease-Back Transaction as would be permitted pursuant to clauses (1) or (2) of this sentence), plus the aggregate principal amount (without duplication) of indebtedness secured by mortgages then outstanding (not including any such indebtedness secured by mortgages described in clauses (1) through (9) of the first paragraph of the covenant described above under the caption "—Limitation on Secured Debt") that do not equally and ratably secure the notes (or secure notes on a basis that is prior to other indebtedness secured thereby), would not exceed 20% of the Consolidated Net Tangible Assets of Huntsman International as of the date of consummation of any such Sale and Lease-Back Transaction pursuant to this clause (3).

        Merger, Consolidation and Sale of Assets.    The indenture will provide that Huntsman International may consolidate or merge with or into any other Person, or lease, sell or transfer all or substantially all of its property and assets if:

  (1)
  the Person formed by such consolidation or into which Huntsman International is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of Huntsman International is a corporation or a limited liability company organized and existing under the laws of the United States, any state in the United States or the District of Columbia;

  (2)
  the Person formed by such consolidation or into which Huntsman International is merged, or the Person which acquires by lease, sale or transfer all or substantially all of the property and assets of Huntsman International, agrees to pay the principal of, and any premium and interest on, the notes, perform and observe all covenants and conditions of the indenture by executing and delivering to the trustee a supplemental indenture; and

  (3)
  immediately after giving effect to such transaction and treating indebtedness for borrowed money that becomes an obligation of Huntsman International or any of its Restricted Subsidiaries as a result of such transaction as having been incurred by Huntsman International or such Restricted Subsidiaries at the time of such transaction, no Default or Event of Default shall have occurred and be continuing.

        If, upon any such consolidation or merger, or upon any such lease, sale or transfer of property and assets, any Principal Property owned immediately prior to the transaction, would thereupon become subject to a mortgage securing any indebtedness for borrowed money of, or guaranteed by, such other Person (other than any mortgage, security interest, pledge or mortgage permitted pursuant to clauses (1) through (9) of the first paragraph of the covenant described above under the caption "—Certain Covenants—Limitation on Secured Debt" above), Huntsman International or such Restricted Subsidiary will, prior to such consolidation, merger, lease, sale or transfer, by executing and delivering to the trustee a supplemental indenture, secure the due and punctual payment of the principal of, and any premium and interest on, the notes (together, at Huntsman International's option, with any other indebtedness of, or guaranteed by, Huntsman International or any of its Restricted Subsidiaries then existing or thereafter created) equally and ratably with (or, at Huntsman International's option, prior to) the indebtedness secured by such mortgage for so long as, and to the extent, such indebtedness is so secured.

        In addition, notwithstanding the foregoing, Huntsman International may (a) consolidate or merge with or into, or sell, lease or transfer all or substantially all of its properties or assets to, any of its Restricted Subsidiaries or (b) merge or consolidate with an affiliate incorporated solely for the purpose of reincorporating or reorganizing in another jurisdiction; provided that in each case Huntsman International complies with clause (2) above.

        Reports to Holders.    Whether or not required by the SEC, so long as any notes are outstanding, Huntsman International will furnish to the trustee and to the holders of notes, within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations and excluding any requirement and time periods applicable to "accelerated filers" (as defined in Rule 12b-2 under the Exchange Act) under such rules and regulations, and make available to securities analysts and potential investors upon request:

          (1)   all quarterly and annual financial information that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if Huntsman International were required to file such Forms, including a "Narrative Analysis of Results of Operations" or "Management's Discussion and Analysis of Financial Condition and Results of Operations," as applicable, and, with respect to the annual information only, a report on the annual financial statements by Huntsman International's certified independent accountants; and

          (2)   all current reports that would be required to be filed with the SEC on Form 8-K if Huntsman International were required to file such reports.

        Notwithstanding the foregoing, Huntsman International will not be required to furnish any information or reports that are separate from information or reports furnished by Huntsman Corporation, and the requirements specified in this paragraph will be deemed to be satisfied upon Huntsman Corporation's filing of its required reports within the time periods specified in the SEC's rules and regulations including any extension periods available under such rules and regulations, in each case provided that the assets, liabilities, revenues and net income of Huntsman Corporation are substantially similar to those of Huntsman International at the time of such filing.

        In the event that any direct or indirect parent company of Huntsman International is or becomes a guarantor of the notes, the indenture will permit Huntsman International to satisfy its obligations in this covenant with respect to financial information relating to Huntsman International by furnishing financial information relating to such direct or indirect parent company as provided in Section 3-10 of Regulation S-X under the Exchange Act.

Events of Default

        Each of the following events is an "Event of Default" under the indenture:

  (1)
  the failure to pay interest on any notes when the same becomes due and payable and the default continues for a period of 30 days;

  (2)
  the failure to pay the principal on any notes, when such principal becomes due and payable, at maturity, upon redemption or otherwise;

  (3)
  the failure of Huntsman International to comply with any covenant or agreement contained in the indenture for a period of 90 days after Huntsman International receives written notice specifying the default (or 120 days after such a notice in the event of a default under the covenant described under "—Reports to Holders") (and demanding that such default be remedied) from the trustee or the holders of at least 25% of the outstanding principal amount of the notes (except in the case of a default with respect to the "Merger, Consolidation and Sale of Assets" covenant, which will constitute an Event of Default with such notice requirement but without such passage of time requirement);

  (4)
  the occurrence of any default under any agreement governing indebtedness of Huntsman International or any of its Significant Subsidiaries if that default:

  (a)
  is caused by the failure to pay the principal amount of any indebtedness after giving effect to any applicable grace periods and any extensions of time for payment of such indebtedness or

  (b)
  results in the acceleration of the stated maturity of any such indebtedness and in each case, the aggregate principal amount of such indebtedness unpaid or accelerated aggregates $150.0 million or more and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days of such final maturity or acceleration; or

  (5)
  certain events of bankruptcy affecting Huntsman International.

        If an Event of Default arising from certain events of bankruptcy with respect to Huntsman International occurs and is continuing, then all unpaid principal of, and premium, if any, and accrued and unpaid interest on all of the outstanding notes will become immediately due and payable without further action or notice. If any other Event of Default occurs and is continuing, then the trustee by notice in writing to Huntsman International or the holders of at least 25% in principal amount of outstanding notes may declare the principal of and accrued interest on all the notes to be due and payable by notice in writing (the "Acceleration Notice") to Huntsman International and the trustee, which notice must also specify that it is a "notice of acceleration." In that event, the notes will become immediately due and payable. A court of competent jurisdiction shall have the power to stay any cure period in the event of litigation regarding whether a Default or Event of Default has occurred.

        At any time after a declaration of acceleration with respect to the notes as described in the preceding paragraph, the holders of a majority in principal amount of the outstanding notes may rescind and cancel such declaration and its consequences:

  (1)
  if the rescission would not conflict with any judgment or decree;

  (2)
  if all existing Events of Default have been cured or waived except nonpayment of principal or interest that has become due solely because of the acceleration;

  (3)
  to the extent the payment of such interest is lawful, interest on overdue installments of interest and overdue principal, which has become due otherwise than by such declaration of acceleration, has been paid;

  (4)
  if Huntsman International has paid the trustee its compensation and reimbursed the trustee for its reasonable expenses, disbursements and advances; and

  (5)
  in the event of the cure or waiver of an Event of Default of the type described in clause (4) of the description above of Events of Default, the trustee shall have received an officer's certificate that such Event of Default has been cured or waived.

        No such rescission shall affect any subsequent Default or impair any right consequent thereto.

        The holders of a majority in principal amount of the outstanding notes may waive any existing Default or Event of Default under the indenture, and its consequences, except a default in the payment of the principal of or interest on any notes.

        Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, the holders of a majority in aggregate principal amount of the then outstanding notes may direct the trustee in its exercise of any trust or power. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered, and if requested, provided to the trustee indemnity satisfactory to the trustee. The trustee may withhold from holders of the notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines in good faith that withholding notice is in their interest.

        Under the indenture, Huntsman International will be required to provide an officer's certificate to the trustee promptly upon any officer obtaining knowledge of any Default or Event of Default, and will provide a certification at least annually as to whether or not they know of any Default or Event of Default, that has occurred and, if applicable, describe such Default or Event of Default and the status thereof.

Legal Defeasance and Covenant Defeasance

        Huntsman International may, at its option and at any time, elect to have its obligations discharged with respect to the outstanding notes ("Legal Defeasance"). Legal Defeasance means that Huntsman International will be deemed to have paid and discharged the entire indebtedness represented by the outstanding notes, except for:

  (1)
  the rights of holders to receive payments in respect of the principal of, premium, if any, and interest on the notes when such payments are due from the trust fund described below,

  (2)
  Huntsman International's obligations with respect to the notes concerning issuing temporary notes, registration of notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payments,

  (3)
  the rights, powers, trust, duties and immunities of the trustee and Huntsman International's obligations in connection therewith and

  (4)
  the Legal Defeasance provisions of the indenture.

        In addition, Huntsman International may, at its option and at any time, elect to have the obligations of Huntsman International released with respect to certain covenants that are described in the indenture ("Covenant Defeasance") and will be absolved from liability thereafter for failing to comply with such obligations with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, reorganization and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance:

  (1)
  Huntsman International must irrevocably deposit with the trustee, in trust, for the benefit of the holders cash in U.S. dollars or non-callable U.S. government obligations, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the notes on the stated date for payment thereof or on an applicable redemption date; provided that in connection with any such deposit relating to any redemption that requires the payment of a premium based on the U.S. treasury rate, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit as of the redemption date only required to be deposited with the trustee on or prior to the redemption date;

  (2)
  in the case of Legal Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that:

  (a)
  Huntsman International has received from, or there has been published by, the Internal Revenue Service a ruling; or

  (b)
  since the Issue Date, there has been a change in the applicable federal income tax law,

    in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

  (3)
  in the case of Covenant Defeasance, Huntsman International shall have delivered to the trustee an opinion of counsel in the United States reasonably acceptable to the trustee confirming that the beneficial owners of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

  (4)
  no Default or Event of Default shall have occurred and be continuing on the date of such deposit;

  (5)
  such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which Huntsman International or any of its Subsidiaries is a party or by which Huntsman International or any of its Subsidiaries is bound;

  (6)
  Huntsman International shall have delivered to the trustee an officer's certificate stating that the deposit was not made by Huntsman International with the intent of defeating, hindering, delaying or defrauding any other creditors of Huntsman International or others; and

  (7)
  Huntsman International shall have delivered to the trustee an officer's certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Satisfaction and Discharge

        The indenture will be discharged and will cease to be of further effect (except as to surviving rights or registration of transfer or exchange of the notes and certain rights of the trustee, as expressly provided for in the indenture) as to all outstanding notes when

  (1)
  either

  (a)
  all the existing authenticated and delivered notes (except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has been deposited in trust or segregated and held in trust by Huntsman International and repaid to Huntsman International or discharged from such trust) have been delivered to the trustee for cancellation; or

  (b)
  all notes not theretofore delivered to the trustee for cancellation have become due and payable or will become due and payable within one year (including by way of irrevocable instructions delivered by Huntsman International to the trustee to effect the redemption of the notes), and Huntsman International has irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders of such notes, funds in amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not already delivered to the trustee for cancellation, for principal of, premium, if any, and interest on the notes to the date of deposit together with irrevocable instructions from Huntsman International directing the trustee to apply such funds to the payment thereof at maturity or redemption, as the case may be; provided that in connection with any discharge relating to any redemption that requires the payment of a premium based on the U.S. treasury rate, the amount deposited shall be sufficient for purposes of the indenture to the extent that an amount is deposited with the trustee equal to the premium calculated as of the date of the notice of redemption, with any deficit as of the redemption date only required to be deposited with the trustee on or prior to the redemption date;

  (2)
  Huntsman International has paid all other sums payable under the indenture by Huntsman International; and

  (3)
  Huntsman International has, upon its request for written acknowledgment of such satisfaction and discharge of the indenture, delivered to the trustee an officer's certificate and an opinion of counsel stating that all conditions precedent under the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Subject to unclaimed property laws, all funds that remain unclaimed for two years will be paid to Huntsman International upon its written request, and thereafter holders of notes must look to Huntsman International for payment as general creditors.

Cancellation

        All notes which are redeemed by or on behalf of Huntsman International will be cancelled and, accordingly, may not be reissued or resold. If Huntsman International purchases any notes, such acquisition shall not operate as a cancellation unless such notes are surrendered to the trustee for cancellation.

Withholding Taxes

        As described under "Certain Material U.S. Federal Income Tax Considerations—Non-U.S. Holders," a holder of notes may be subject to withholding taxes and Huntsman International will not be required to pay any additional amounts to cover such withholding taxes.

Modification of the Indenture

        Without the consent of each holder of an outstanding note affected thereby, no amendment of the indenture or the notes may:

  (1)
  reduce the principal amount of outstanding notes whose holders must consent to an amendment;

  (2)
  reduce the rate of or change the time for payment of interest, including defaulted interest, on such notes;

  (3)
  reduce the principal of or change the fixed maturity of such notes, or change the date on which such notes may be subject to redemption or repurchase (other than by amending the provisions described above under the caption "Change of Control"), or reduce the redemption or repurchase price for such notes;

  (4)
  make such notes payable in money other than that stated in the notes;

  (5)
  make any change in provisions of the indenture relating to the rights of each holder of such notes to receive payment of principal of and interest on the notes, or permitting holders of a majority in principal amount of such notes to waive Defaults or Events of Default; or

  (6)
  after a Change of Control Repurchase Event has occurred, amend, change or modify in any material respect the obligation of Huntsman International to make and complete a Change of Control Offer with respect to such Change of Control Repurchase Event.

Other modifications and amendments of the indenture or the notes may be made with the consent of the holders of a majority in principal amount of the then outstanding notes affected thereby.

        Without the consent of any holders of notes, Huntsman International and the trustee also may amend or supplement the indenture or the notes to:

  (1)
  cure any ambiguities, defect or inconsistency;

  (2)
  provide for the assumption of Huntsman International's obligations to holders of notes in the case of a merger or consolidation or sale of all or substantially all of Huntsman International's assets;

  (3)
  provide for uncertificated notes in addition to or in place of certificated notes;

  (4)
  add any Person as a guarantor of the notes or secure the notes or any guarantees;

  (5)
  make any change that would provide any additional rights or benefits to the holders of notes or that does not adversely affect in any material respect the legal rights under the indenture of any such holder;

  (6)
  comply with requirements of the SEC in order to effect or maintain the qualification of the indenture under the Trust Indenture Act; or

  (7)
  to conform the indenture or the notes to the descriptions thereof set forth in this "Description of Notes," to the extent that the trustee has received an officer's certificate stating that such text constitutes an unintended conflict with the corresponding provision in this "Description of Notes."

Governing Law

        The indenture provides that it and the notes will be governed by, and construed in accordance with, the laws of the State of New York.

The Trustee

        The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it by the indenture, and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his or her own affairs.

        The indenture and the provisions of the Trust Indenture Act will contain certain limitations on the rights of the trustee, should it become a creditor of Huntsman International, to obtain payments of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. Subject to the Trust Indenture Act, the trustee will be permitted to engage in other transactions; provided that if the trustee acquires any conflicting interest as described in the Trust Indenture Act, it must eliminate such conflict or resign.

Certain Definitions

        Set forth below is a summary of certain of the defined terms used in the indenture. Reference is made to the indenture for the full definition of all such terms, as well as any other terms used herein for which no definition is provided.

        "Adjusted Treasury Rate" means with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, plus 0.30%.

        "Applicable Premium" means in connection with the optional redemption of any note, as determined by Huntsman International, the excess of: (a) the present value at such redemption date of (i) the principal amount of the note at maturity plus (ii) all required interest payments due on the note through maturity (excluding accrued but unpaid interest to the redemption date, if any), computed using a discount rate equal to the Adjusted Treasury Rate as of such redemption date; over (b) the outstanding principal amount of the note. The Company shall calculate or cause the calculation of the Applicable Premium and the trustee shall have no duty to calculate or verify the calculations of the Applicable Premium.

        "Attributable Debt" means, in the context of a Sale and Lease-Back Transaction, the amount that Huntsman International determines in good faith to be the present value, discounted at the interest rate implicit in the lease involved in such Sale and Lease-Back Transaction, of the lessee's obligation under the lease for rental payments during the remaining term of such lease, as it may be extended. For purposes of this definition, any amounts lessee must pay, whether or not designated as rent or additional rent, on account of maintenance and repairs, insurance, taxes, assessments, water rates or similar charges or any amounts lessee must pay under the lease contingent upon the amount of sales, maintenance and repairs, insurance, taxes, assessments, water rates or similar charges are not included in the determination of lessee's obligations under the lease.

        "Bank Product Obligations" means obligations under any agreement or other arrangement governing the provision of treasury or cash management services, including deposit accounts, overdraft, credit or debit card, funds transfer, automated clearinghouse, zero balance accounts, returned check concentration, controlled disbursement, lockbox, account reconciliation and reporting and trade finance services and other cash management services.

        "Change of Control" means the occurrence of any of the following:

  (1)
  the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Huntsman International and its Restricted Subsidiaries, taken as a whole, to any Person; or

  (2)
  Huntsman International becomes aware (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, or any successor provision), including any other group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of acquisition, merger, amalgamation, consolidation, transfer, conveyance or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the voting stock of Huntsman Corporation, other than by virtue of the imposition of a holding company, or the reincorporation of Huntsman Corporation in another jurisdiction, so long as the beneficial owners of the voting stock of Huntsman Corporation immediately prior to such transaction hold a majority of the voting power of the voting stock of such holding company or reincorporation entity immediately thereafter.

For the avoidance of doubt, transactions among Huntsman International and its Subsidiaries will not constitute a Change of Control.

        "Change of Control Offer" has the meaning assigned to such term under "—Change of Control."

        "Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Ratings Event.

        "Commodity Agreement" means any commodity futures contract, commodity option or other similar agreement or arrangement entered into by Huntsman International or any of its Restricted Subsidiaries designed to protect Huntsman International or any of its Restricted Subsidiaries against fluctuations in the price of commodities actually at that time used in the ordinary course of business of Huntsman International or its Restricted Subsidiaries.

        "Comparable Treasury Issue" means the United States Treasury Security with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become available at least three business days prior to the redemption date (or, if such Statistical Release is no longer published, any publicly available source of comparable market data)) most nearly equal to the remaining maturity of the note being redeemed; provided that, if such period is less than one year, the United States Treasury Security with a constant maturity of one year will be used.

        "Consolidated Net Tangible Assets" means, with respect to any Person, as of any date, the Total Assets of such Person and its Subsidiaries less goodwill and intangibles, in each case calculated in accordance with GAAP based upon the most recently filed financial statements available as of such date; provided that in the event that such Person or any of its Subsidiaries assumes or acquires any assets in connection with the transaction for which Consolidated Net Tangible Assets is being calculated, then Consolidated Net Tangible Assets will be calculated giving pro forma effect to such assumption or acquisition of assets, as if the same had occurred at the beginning of the applicable period.

        "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect Huntsman International or any Restricted Subsidiary of Huntsman International against fluctuations in currency values.

        "Default" means an event or condition the occurrence of which is, or with the lapse of time or the giving of notice or both would be, an Event of Default.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, or any successor statute or statutes thereto.

        "Existing Notes" means Huntsman International's 4.875% Senior Notes due 2020, 5.125% Senior Notes due 2021, 5.125% Senior Notes due 2022 and 4.250% Senior Notes due 2025.

        "Finance Lease Obligations" means, as to any Person, the obligations of such Person under a lease that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

        "Fitch" means Fitch Ratings, a part of the Fitch Group, and its successors.

        "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession of the United States, which were in effect from time to time.

        "Huntsman Corporation" means Huntsman Corporation, a Delaware corporation.

        "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

        "Issue Date" means the date on which notes are first issued under the indenture.

        "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's, BBB– (or the equivalent) by S&P, and BBB– (or the equivalent) by Fitch, or an equivalent rating by any other Rating Agency.

        "Moody's" means Moody's Investors Service, Inc. and its successors.

        "Permitted Liens" means each of the following:

  (1)
  mortgages in favor of Huntsman International or any of the Subsidiaries;

  (2)
  mortgages to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers' compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including mortgages to secure letters of credit issued to assure payment of such obligations);

  (3)
  mortgages representing any interest or title of a lessor under any Finance Lease Obligations; provided that such mortgages do not extend to any property or assets which is not leased property subject to such Finance Lease Obligations;

  (4)
  mortgages for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

  (5)
  mortgages on insurance policies and proceeds thereof, or other deposits, to secure insurance premium financings;

  (6)
  filing of Uniform Commercial Code financing statements as a precautionary measure in connection with operating leases;

  (7)
  bankers' liens, rights of setoff, liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;

  (8)
  [reserved];

  (9)
  mortgages on specific items of inventory or other goods (and the proceeds thereof) of any Person securing such Person's obligations in respect of bankers' acceptances issued or created in the ordinary course of business for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

  (10)
  mortgages securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

  (11)
  leases or subleases granted to others not interfering in any material respect with the business of Huntsman International or any of Huntsman International's Restricted Subsidiaries and any interest or title of a lessor under any lease permitted by the indenture;

  (12)
  mortgages securing Bank Product Obligations, Interest Swap Obligations, Commodity Agreements and Currency Agreements; and

  (13)
  mortgages existing on the Issue Date.

        "Person" means an individual, partnership, corporation, unincorporated organization, trust or joint venture, or a governmental agency or political subdivision thereof.

        "Principal Property" means, as of any date, any property, plant and equipment comprising a manufacturing facility owned by Huntsman International or a Restricted Subsidiary; provided that Huntsman International may exclude (and subsequently include in whole or in part, at its option) from "Principal Property" any such facilities with a net book value not in excess of 5.0% of the Consolidated Net Tangible Assets of Huntsman International, determined as of the date of such exclusion.

        "Qualified Securitization Transaction" means any transaction or series of transactions that may be entered into by Huntsman International or any of its Subsidiaries pursuant to which Huntsman International or any of its Subsidiaries may sell, convey or otherwise transfer pursuant to terms necessary or customary in the relevant jurisdiction, directly or indirectly, to

  (1)
  a Securitization Entity or to Huntsman International which subsequently transfers to a Securitization Entity (in the case of a transfer by Huntsman International or any of its Subsidiaries) and

  (2)
  any other Person (in the case of transfer by a Securitization Entity),

or may grant a security interest, in any accounts receivable or any participations or other interests therein (whether now existing or arising or acquired in the future) of Huntsman International or any of its Subsidiaries or other entities formed as necessary or customary under the laws of the relevant jurisdiction, and any assets related thereto including, without limitation, all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are necessarily or customarily transferred in the relevant jurisdiction or in respect of which security interests are necessarily or customarily granted in the relevant jurisdiction in connection with asset securitization transactions involving accounts receivable.

        "Rating Agency" means each of (i) S&P, Moody's and Fitch or (ii) if any of S&P, Moody's or Fitch or more than one of them are not making ratings of the notes publicly available, a nationally recognized U.S. rating agency or agencies, as the case may be, selected by Huntsman International, which will be substituted for S&P, Moody's or more than one of them, as the case may be.

        "Ratings Event" means (1) to the extent the notes were rated with an Investment Grade Rating by any of the Rating Agencies at the commencement of the Relevant Period (as defined below), and the ratings of such notes are downgraded by at least two of the three Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (the "Relevant Period") such that the rating of the notes by at least two of the three Rating Agencies at the end of the Relevant Period is below an Investment Grade Rating, which downgrading is a result of the transactions constituting or occurring simultaneously with the applicable Change of Control (as evidenced by a public statement by the Rating Agency or Rating Agencies that downgraded the notes) or (2) to the extent the notes were not rated with an Investment Grade Rating by any of the Rating Agencies at the commencement of the Relevant Period, the notes continue to be rated at a level below an Investment Grade Rating by at least two of the three Rating Agencies at the end of the Relevant Period.

        "Restricted Subsidiary" means a wholly-owned Subsidiary of Huntsman International substantially all of the assets of which are located in the U.S. (excluding territories or possessions) and which owns one or more Principal Properties.

        "S&P" means Standard & Poor's Ratings Services, a division of the McGraw-Hill Companies, Inc. and its successors.

        "Sale and Lease-Back Transaction" means the leasing by Huntsman International or any of its Restricted Subsidiaries of any asset, whether owned at the date of the indenture or acquired after the date of the indenture (except for temporary leases for a term, including any renewal term, of up to three years and except for leases between or among Huntsman International and any of its Restricted Subsidiaries), which property has been or is to be sold or transferred by Huntsman International or any of its Restricted Subsidiaries to any party with the intention of taking back a lease of such property.

        "SEC" means the Securities and Exchange Commission.

        "Securitization Entity" means a wholly owned Subsidiary of Huntsman International (or another Person in which Huntsman International or any Subsidiary of Huntsman International makes an investment and to which Huntsman International or any Subsidiary of Huntsman International transfers, directly or indirectly, accounts receivable or participations or interests therein or related assets) which engages in no activities other than in connection with the financing of accounts receivable and which is designated by the board of managers of Huntsman International (as provided below) as a Securitization Entity

  (1)
  no portion of the indebtedness or any other obligations (contingent or otherwise) of which

  •
  is guaranteed by Huntsman International or any Subsidiary of Huntsman International (other than the Securitization Entity) (excluding guarantees of obligations (other than the principal of, and interest on, indebtedness)) pursuant to Standard Securitization Undertakings,

  •
  is recourse to or obligates Huntsman International or any Subsidiary of Huntsman International (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

  •
  subjects any property or asset of Huntsman International or any Subsidiary of Huntsman International (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of an equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Huntsman International or any Subsidiary of Huntsman International,

  (2)
  with which neither Huntsman International nor any Subsidiary of Huntsman International has any material contract, agreement, arrangement or understanding other than on terms no less favorable to Huntsman International or such Subsidiary than those that might be obtained at the time from Persons that are not affiliates of Huntsman International, other than fees payable in the ordinary course of business in connection with servicing receivables of such entity, and

  (3)
  to which neither Huntsman International nor any Subsidiary of Huntsman International has any obligation to maintain or preserve such entity's financial condition or cause such entity to achieve certain levels of operating results.

Any such designation by the board of managers of Huntsman International shall be evidenced to the trustee by filing with the trustee a certified copy of the resolution of the board of managers of Huntsman International giving effect to such designation and an officer's certificate certifying that such designation complied with the foregoing conditions; provided that Huntsman Receivables Finance LLC and Huntsman Receivables Finance II LLC shall be deemed to be so designated as of the Issue Date.

        "Significant Subsidiary" means any Subsidiary of Huntsman International which, at the date of determination, is a "Significant Subsidiary" as such term is defined in Regulation S-X under the Exchange Act.

        "Standard Securitization Undertakings" means obligations, representations, warranties, covenants and indemnities entered into by Huntsman International or any Securitization Entity or any Subsidiary of Huntsman International which are customary or necessary in the relevant jurisdiction in an accounts receivable securitization transaction.

        "Subsidiary" means with respect to any Person, (1) any corporation of which the outstanding capital stock having at least a majority of the votes entitled to be cast in the election of managers or directors, as applicable, under ordinary circumstances shall at the time be owned, directly or indirectly, by such Person; or (2) any other Person of which at least a majority of the voting interests under ordinary circumstances is at the time, directly or indirectly, owned by such Person.

        "Total Assets" means, with respect to any Person, as of any date, the total consolidated assets of such Person and its Subsidiaries, without giving effect to any amortization of the amount of intangible assets since the Issue Date, as shown on the most recent internal balance sheet of such Person available of such date, prepared in accordance with GAAP.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

        The notes will be issued in the form of one or more fully registered global securities in a minimum denomination of $2,000 or integral multiples of $1,000 in excess thereof that will be deposited with DTC in New York, New York or its nominee. This means that the Company will not issue certificates to each holder. Each global security will be issued in the name of Cede & Co., DTC's nominee, which will keep a computerized record of its participants (for example, your broker) whose clients have purchased notes. The participant will then keep a record of its clients who purchased the notes. Unless it is exchanged in whole or in part for a certificate, a global security may not be transferred, except that DTC, its nominees, and their successors may transfer a global security as a whole to one another.

        Beneficial interests in global securities will be shown on, and transfers of global securities will be made only through, records maintained by DTC and its participants. If you are not a participant in DTC, you may beneficially own notes held by DTC only through a participant.

        The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and laws may impair the ability to transfer beneficial interests in a global security.

        DTC advises that it is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants deposit with it and facilitates the settlement among participants of securities transactions, including transfers and pledges, in deposited securities through electronic computerized book-entry changes in participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to others, including securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a direct participant either directly, or indirectly. The rules applicable to DTC and its participants are on file with the SEC.

        DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

        Purchases of notes represented by one or more global securities under the DTC system must be made by or through direct participants, which will receive a credit for the notes on DTC's records. The ownership interest of each beneficial owner of each note is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in notes, except in the event that use of the book-entry system for the notes is discontinued.

        To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the notes; DTC's records reflect only the identity of the direct participants to whose accounts such notes are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

        Delivery of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices, if any, will be sent to DTC. If less than all of the notes within an issue are being redeemed, DTC's practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

        Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an omnibus proxy to the Company as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

        Redemption proceeds and distributions on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts, upon DTC's receipt of funds and corresponding detail information from the Company or the paying agent on payable date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of each participant and not of DTC, the paying agent, or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of the Company or the paying agent, disbursement of such payments to direct participants will be the responsibility of DTC, and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

        A beneficial owner must give notice to elect to have its notes purchased or tendered, through its participant, to the paying agent, and will effect delivery of the notes by causing the direct participant to transfer the participant's interest in the notes, on DTC's records, to the paying agent. The requirement for physical delivery of the notes in connection with an optional tender or a mandatory purchase will be deemed satisfied when the ownership rights in the notes are transferred by direct participants on DTC's records and followed by a book-entry credit of tendered securities to the paying agent's DTC account.

        DTC may discontinue providing its services as securities depository with respect to the notes at any time by giving reasonable notice to us or the paying agent. Under such circumstances, in the event that a successor securities depository is not obtained, note certificates are required to be printed and delivered. The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, note certificates will be printed and delivered.

        The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but the Company takes no responsibility for its accuracy.

        The trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under the Indenture or under applicable law with respect to any transfer of any interest in any notes other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, the Indenture, and to examine the same to determine substantial compliance as to form with the express requirements hereof.

        Neither the trustee nor any agent shall have any responsibility or liability for any actions taken or not taken by the DTC.

Euroclear and Clearstream, Luxembourg

        If the depositary for a global security is DTC, you may hold interests in the global notes through Euroclear Bank S.A./N.V., as operator of the Euroclear System ("Euroclear") or Clearstream Banking, société anonyme ("Clearstream, Luxembourg"), in each case, as a participant in DTC.

        Euroclear and Clearstream, Luxembourg will hold interests, in each case, on behalf of their participants through customers' securities accounts in the names of Euroclear and Clearstream, Luxembourg on the books of their respective depositaries, which in turn will hold such interests in customers' securities in the depositaries' names on DTC's books.

        Payments, deliveries, transfers, exchanges, notices and other matters relating to the notes made through Euroclear or Clearstream, Luxembourg must comply with the rules and procedures of those systems. Those systems could change their rules and procedures at any time. The Company has no control over those systems or their participants, and the Company takes no responsibility for their activities. Transactions between participants in Euroclear or Clearstream, Luxembourg, on the one hand, and other participants in DTC, on the other hand, would also be subject to DTC's rules and procedures.

        Investors will be able to make and receive through Euroclear and Clearstream, Luxembourg payments, deliveries, transfers, exchanges, notices and other transactions involving any securities held through those systems only on days when those systems are open for business. Those systems may not be open for business on days when banks, brokers and other institutions are open for business in the United States.

        In addition, because of time-zone differences, U.S. investors who hold their interests in the notes through these systems and wish, on a particular day, to transfer their interests, or to receive or make a payment or delivery or exercise any other right with respect to their interests, may find that the transaction will not be effected until the next business day in Luxembourg or Brussels, as applicable. Thus, investors who wish to exercise rights that expire on a particular day may need to act before the expiration date. In addition, investors who hold their interests through both DTC and Euroclear or Clearstream, Luxembourg may need to make special arrangements to finance any purchase or sales of their interests between the U.S. and European clearing systems, and those transactions may settle later than transactions within one clearing system.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

        The following is a summary of certain material U.S. federal income tax considerations relating to the purchase, ownership and disposition of the notes. This summary does not describe any tax consequences arising under the laws of any state, local or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation (such as estate and gift taxation).

        This summary is based on the provisions of the U.S. Internal Revenue Code of 1986, as amended (the "Code"), the Treasury regulations promulgated thereunder, judicial authority, published administrative positions of the U.S. Internal Revenue Service ("IRS") and other applicable authorities, all as in effect on the date of this prospectus supplement. Changes in such authorities or new interpretations thereof may have retroactive effect and could significantly affect the U.S. federal income tax considerations discussed below. We have not sought any ruling from the IRS with respect to the statements made and the conclusions reached in the following summary and there can be no assurance that the IRS or a court will agree with our statements and conclusions or that a court would not sustain any challenge by the IRS in the event of litigation.

        This summary deals only with beneficial owners of notes that purchase the notes in this offering at their issue price (i.e., the first price at which a substantial amount of the notes is sold for money to investors, excluding sales to bond houses, brokers or similar persons or organizations acting in the capacity of underwriter, placement agent or wholesaler) and that will hold the notes as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment). This summary is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to particular holders in light of their personal investment circumstances or status, nor does it address tax considerations applicable to investors that may be subject to special tax rules, such as:

  •
  banks, thrifts and other financial institutions;

  •
  dealers or traders in stock, securities or currencies;

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  brokers;

  •
  investors that have elected mark-to-market treatment;

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  pension funds, retirement plans and other tax-deferred accounts;

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  tax-exempt organizations or governmental organizations;

  •
  S corporations, partnerships or other pass-through entities for U.S. federal income tax purposes or investors in such entities;

  •
  insurance companies;

  •
  real estate investment trusts;

  •
  regulated investment companies;

  •
  U.S. persons who hold the notes through a bank, financial institution or other entity, or a branch or office thereof, that is located, organized or resident outside the United States;

  •
  U.S. persons whose functional currency is not the U.S. dollar;

  •
  investors that hold the notes as part of a hedge, straddle, synthetic security or conversion transaction;

  •
  controlled foreign corporations, passive foreign investment companies or corporations that accumulate earnings to avoid U.S. federal income tax (or shareholders of such corporations);

  •
  United States expatriates or entities covered by the U.S. anti-inversion rules;

  •
  persons deemed to sell the notes under the constructive sale provisions of the Code;

  •
  persons subject to special tax accounting rules as a result of gross income with respect to the notes being taken into account in an applicable financial statement; or

  •
  taxpayers subject to the alternative minimum tax.

        In the case of a beneficial owner of the notes that is classified as a partnership for U.S. federal income tax purposes, the tax treatment of the notes to a partner in the partnership generally will depend upon the tax status of the partner and the activities of the partner and the partnership. If you are a partner in a partnership considering an investment in the notes, then you should consult your own tax advisors.

        The following summary is for informational purposes only and is not a substitute for careful tax planning and advice. Investors considering the purchase of notes should consult their tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations, as well as any tax consequences arising under other federal tax laws or the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

U.S. Holders

        This subsection describes certain material U.S. federal income tax consequences to a U.S. Holder. You are a "U.S. Holder" if you are a beneficial owner of a note and you are, for U.S. federal income tax purposes:

  •
  an individual who is a citizen or resident of the United States;

  •
  a domestic corporation;

  •
  an estate whose income is subject to U.S. federal income tax regardless of its source; or

  •
  a trust (i) if a U.S. court can exercise primary supervision over the trust's administration and one or more U.S. persons are authorized to control all substantial decisions of the trust or (ii) that has a valid election in place to be treated as a U.S. person for U.S. federal income tax purposes.

        If you are not a U.S. Holder, this subsection does not apply to you, and you should refer to "Non-U.S. Holders" below.

  Payments of Stated Interest

        Stated interest on a note will be included in the gross income of a U.S. Holder as ordinary income at the time that such interest is accrued or received, in accordance with the holder's regular method of accounting for U.S. federal income tax purposes. It is expected, and therefore this discussion assumes, that the notes will not be treated as issued with original issue discount for U.S. federal income tax purposes.

  Additional Payments

        As described under the headings "Description of Notes—Change of Control" and "Description of Notes—Optional Redemption," we may be required to pay you an amount in excess of stated interest and principal in certain circumstances. We intend to take the position that the notes should not be treated as contingent payment debt instruments because of the possibility of these additional payments. This position is based in part on assumptions regarding the likelihood, as of the date of issuance of the notes, that such additional amounts will be paid. Our position is binding on a holder subject to U.S. federal income taxation unless such holder discloses its contrary position in the manner required by applicable U.S. Treasury regulation. Our position is not, however, binding on the IRS. It is possible that the IRS may take a different position regarding the possibility of such additional payments, in which case, if the position of the IRS were sustained, the timing, amount and character of income recognized with respect to a note may be materially and adversely different than described herein. In particular, a U.S. Holder may be required to recognize income in excess of stated interest on the note and may be required to treat as ordinary income all or a portion of any gain recognized on the disposition of the note. This summary assumes that the IRS will not take a different position, or, if it takes a different position, that such position will not be sustained. Prospective purchasers should consult their own tax advisors as to the tax considerations that relate to the possibility of additional payments of the notes.

  Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

        Upon the sale, exchange, redemption, retirement or other taxable disposition of a note, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount realized upon the disposition and (ii) the holder's adjusted tax basis in the note. The amount realized will be equal to the sum of the amount of cash and the fair market value of any property received in exchange for the note less any portion allocable to any accrued and unpaid stated interest, which portion will be taxed as ordinary interest income (as described above under "—Payments of Stated Interest") to the extent not previously so taxed. A U.S. Holder's adjusted tax basis in a note generally will equal the cost of the note to such holder. This gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder has held the note for more than one year. In general, long-term capital gains of a non-corporate U.S. Holder are taxed at lower rates than those applicable to ordinary income. The deductibility of capital losses is subject to limitations. U.S. Holders should consult their own tax advisors as to the deductibility of capital losses in their particular circumstances.

  Medicare Tax on Investment Income

        U.S. Holders that are individuals, estates or trusts that do not fall into a special class of trusts that is exempt from such tax will be subject to a 3.8% tax on the lesser of (1) the U.S. Holder's "net investment income" (in the case of individuals) or "undistributed net investment income" (in the case of estates and trusts) for the relevant taxable year and (2) the excess of the U.S. Holder's "modified adjusted gross income" (in the case of individuals) or "adjusted gross income" (in the case of estates and trusts) for the taxable year over a certain threshold (the "Medicare Tax"). For this purpose, "net investment income" generally includes the interest paid on the notes, as well as gain from the sale of the notes, unless such interest or gain is derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of the Medicare Tax to their income and gains in respect of their investment in the notes.

  Information Reporting and Backup Withholding

        In general, payors must report certain information to the IRS with respect to payments of interest on, and the proceeds of the sale or other taxable disposition (including a retirement or redemption) of, a note to certain U.S. Holders. The payor (which may be us or an intermediate payor) may be required to impose backup withholding (currently, at a rate of 24%) unless the U.S. Holder furnishes a taxpayer identification number to the payor, certified under penalties of perjury, as well as certain other information (generally, on IRS Form W-9), or otherwise establishes an exemption from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against that holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

Non-U.S. Holders

        The following is a summary of certain material U.S. federal income tax consequences to a Non-U.S. Holder. You are a "Non-U.S. Holder" for purposes of this discussion if you are a beneficial owner of a note and you are, for U.S. federal income tax purposes, an individual, corporation, estate or trust that is not a U.S. Holder.

  Payments of Stated Interest

        Subject to the discussions below of the FATCA legislation and backup withholding, payments of interest on a note to a Non-U.S. Holder that is not effectively connected with the conduct of a trade or business in the United States will be exempt from U.S. federal income and withholding tax under the "portfolio interest exemption", provided that :

  •
  the Non-U.S. Holder does not, actually or constructively, own 10% or more of the combined voting power of all classes of Huntsman Corporation's voting stock and is not a controlled foreign corporation related to Huntsman Corporation, actually or constructively;

  •
  the Non-U.S. Holder is not a bank that acquired the note in consideration for an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

  •
  either (a) the Non-U.S. Holder provides to the applicable withholding agent an IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable successor or substitute form), signed under penalties of perjury, that includes its name and address and that certifies its non-U.S. status in compliance with applicable law and regulations, (b) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the note on behalf of the Non-U.S. Holder provides a statement to the applicable withholding agent under penalties of perjury in which it certifies that an IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable successor or substitute form) has been received by it from the Non-U.S. Holder or an intermediate financial institution and provides a copy thereof, or (c) the Non-U.S. Holder holds its notes through a "qualified intermediary" and the qualified intermediary provides the applicable withholding agent a properly executed IRS Form W-8IMY (or other applicable or successor form) on behalf of itself together with any applicable underlying IRS forms sufficient to establish that the Non-U.S. Holder is not a U.S. person. This certification requirement may be satisfied with other documentary evidence in the case of a note held in an offshore account or through certain foreign intermediaries.

        If a Non-U.S. Holder cannot satisfy the requirements of the portfolio interest exemption described above, payments of interest made to such holder generally will be subject to U.S. federal withholding tax at the rate of 30%, unless the holder provides the applicable withholding agent with a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or suitable successor or substitute form) establishing an exemption from or reduction in the withholding tax under the benefit of an applicable tax treaty.

        Interest on notes that is effectively connected with the conduct of a trade or business in the United States will not be subject to U.S. federal withholding tax if a Non-U.S. Holder has certified to the withholding agent on an IRS Form W-8ECI (or suitable successor or substitute form) that it is exempt from withholding tax. Such interest will be subject to U.S. federal income tax on a net income basis generally in the same manner as if the Non-U.S. Holder were a U.S. Holder, unless an applicable income tax treaty provides otherwise. If a Non-U.S. Holder is eligible for the benefits of a tax treaty between the United States and its country of residence, any interest that is effectively connected with a trade or business in the United States will be subject to U.S. federal income tax in the manner specified by the treaty and generally will only be subject to such tax if such income is attributable to a permanent establishment (or a fixed base in the case of an individual) maintained by the Non-U.S. Holder in the United States. In addition, if the Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

  Additional Payments

        As described under the headings "Description of Notes—Change of Control" and "Description of Notes—Optional Redemption," we may be required to pay an amount in excess of stated interest and principal in certain circumstances. We intend to treat any such amount paid to a Non-U.S. Holder pursuant to any such repurchase or redemption as an additional amount paid for the notes, subject to the rules described below in "—Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes."

  Sale, Exchange, Redemption, Retirement or Other Taxable Disposition of the Notes

        Subject to the discussions below of the FATCA legislation and backup withholding, a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax on any gain realized on a sale, exchange, redemption, retirement or other taxable disposition of a note other than any amount representing accrued but unpaid interest on the note, which portion is subject to the rules discussed above under "—Payments of Stated Interest"). However, if a Non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year of the sale or other disposition of a note, and certain other requirements are met, then such Non-U.S. Holder generally will be subject to U.S. federal income tax at a flat rate of 30% (unless a lower applicable treaty rate applies) on any such holder's net U.S.-source gain. Furthermore, a Non-U.S. Holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to U.S. federal income tax on the net gain derived from the sale or other disposition generally in the same manner as a Non-U.S. Holder with respect to the effectively connected interest described above. In addition, a Non-U.S. Holder that is a foreign corporation may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of its earnings and profits for the taxable year, subject to adjustments, that are effectively connected with its conduct of a trade or business in the United States.

        A Non-U.S. Holder's ability to claim a loss on the disposition of the notes will be subject to substantial limitations. Non-U.S. Holders should consult their tax advisors regarding the tax consequences of disposing of the notes at a loss.

  FATCA

        Sections 1471 through 1474 of the Code and the U.S. Treasury regulations and administrative guidance issued thereunder (commonly referred to as "FATCA") generally impose a 30% U.S. federal withholding tax on payments of interest on the notes and, subject to the discussion below, on the gross proceeds from the sale or other disposition of the notes, if paid to a "foreign financial institution" or a "non-financial foreign entity" (each as defined in the Code) (including, in some cases, when such foreign financial institution or non-financial foreign entity is acting as an intermediary), if such entity fails to comply with certain disclosure, withholding and reporting rules that, in general, require that (i) in the case of a foreign financial institution, the entity identify and provide information in respect of financial accounts with such entity (which includes certain equity and debt holders of such entity) held (directly or indirectly) by United States persons and United States owned foreign entities, and (ii) in the case of a non-financial foreign entity, the entity identify and provide information in respect of substantial United States owners of such entity. The IRS has issued proposed regulations that, when finalized, will provide for the repeal of the 30% withholding tax that, under existing regulations

(released in January 2013) and subsequent IRS guidance, would have potentially applied to all payments of gross proceeds from the sale, exchange or other disposition of debt instruments occurring after December 31, 2018. The preamble to the proposed regulations provides that taxpayers may rely upon this repeal until the issuance of final regulations. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States with respect to FATCA may be subject to different rules. Under certain circumstances, a beneficial owner of notes might be eligible for refunds or credits of such taxes. Prospective purchasers of the notes should consult their own tax advisors regarding the implications of FATCA on their investment in the notes.

  Information Reporting and Backup Withholding

        The amount of interest paid to a Non-U.S. Holder and the amount of tax, if any, withheld from such payment generally must be reported annually to the Non-U.S. Holder and to the IRS. The IRS may make this information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which the Non-U.S. Holder is resident.

        Provided that a Non-U.S. Holder has complied with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable) or otherwise establishes an exemption, the Non-U.S. Holder generally will not be subject to backup withholding with respect to interest payments on a note, unless the applicable withholding agent knows or has reason to know that the holder is a U.S. person. Rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition (including a redemption or retirement) of a note are as follows:

  •
  If the proceeds are paid to or through the U.S. office of a broker, a Non-U.S. Holder generally will be subject to backup withholding and information reporting unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable) or otherwise establishes an exemption.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or that has certain specified U.S. connections, a Non-U.S. Holder generally will be subject to information reporting (but generally not backup withholding) unless the Non-U.S. Holder certifies under penalties of perjury that it is not a U.S. person (usually on an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable) or otherwise establishes an exemption.

  •
  If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and does not have certain specified U.S. connections, a Non-U.S. Holder generally will not be subject to backup withholding or information reporting.

        Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a credit against the Non-U.S. Holder's U.S. federal income tax liability and may entitle the holder to a refund, provided that the required information is timely furnished to the IRS.

        The foregoing summary of certain material U.S. federal income tax consequences is for general information only and is not tax advice. Accordingly, purchasers of notes should consult their own tax advisor as to the tax consequences of the purchase, ownership and disposition of the notes, including the applicability and effect of any state, local and foreign tax laws, and of any proposed changes in applicable law.

CERTAIN ERISA CONSIDERATIONS

        The following is a summary of certain considerations associated with the purchase and holding of the notes by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code") or provisions under any other federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, "Similar Laws"), and entities whose underlying assets are considered to include "plan assets" of any such plan, account or arrangement (each, a "Plan").

General Fiduciary Matters

        ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an "ERISA Plan") and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

        In considering an investment in the notes with a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary's duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

        Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are "parties in interest," within the meaning of ERISA, or "disqualified persons," within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of notes by an ERISA Plan with respect to which the Company, an underwriter or any of their respective affiliates, is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or "PTCEs," that may apply to the purchase and holding of the notes. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities nor any of its affiliates (directly or indirectly) has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan receives no less, nor pays no more, than adequate consideration in connection with the transaction. Each of the above-noted exemptions contains conditions and limitations on its application. Fiduciaries of ERISA Plans considering acquiring or holding the notes in reliance on these or any other exemption should carefully review the exemption to ensure it is applicable. There can be no assurance that all of the conditions of any such exemptions will be satisfied. Similar restrictions may apply to Plans that are subject to Similar Laws.

        Because of the foregoing, the notes should not be purchased or held by any person investing "plan assets" of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a similar violation of any applicable Similar Laws.

Representations

        Accordingly, by acceptance of a note, each purchaser and subsequent transferee of a note, or any interest in a note, will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire or hold the notes, or any interest therein, constitutes assets of any Plan or (ii) the acquisition and holding of the notes, or any interest therein, by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or a similar violation under any applicable Similar Laws.

        The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes (and holding the notes) on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

        Purchasers of the notes have the exclusive responsibility for ensuring that their purchase and holding of the notes complies with the fiduciary responsibility rules of ERISA and does not violate the prohibited transaction rules of ERISA, the Code or any applicable Similar Laws. The sale of notes to a Plan is in no respect a representation by the Company that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan. Neither this discussion nor anything provided in this prospectus supplement is, or is intended to be, investment advice directed at any potential Plan purchaser or at Plan purchasers generally and such purchasers of any notes, or interests therein, should consult and rely on their own counsel and advisers as to whether an investment in the notes is suitable for the Plan. Furthermore, each Plan should consider the fact that none of the Company, the underwriters, nor any of their respective affiliates, will act as a fiduciary to any Plan with respect to the Plan's decision to acquire notes, and are not undertaking to provide any advice or recommendation, including, without limitation, in a fiduciary capacity, with respect to such decision.

UNDERWRITING

        Subject to the terms and conditions contained in an underwriting agreement dated as of the date of this prospectus supplement between us and the underwriters named below, for whom Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as representatives, we have agreed to sell to each underwriter, and each underwriter has severally agreed to purchase from us, the principal amount of notes that appears opposite its name in the table below:

Underwriters	Principal amount of notes
Citigroup Global Markets Inc.	$150,000,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	150,000,000
Barclays Capital Inc.	45,000,000
Deutsche Bank Securities Inc.	45,000,000
Goldman Sachs & Co. LLC	45,000,000
HSBC Securities (USA) Inc.	45,000,000
J.P. Morgan Securities LLC	45,000,000
Morgan Stanley & Co. LLC	45,000,000
PNC Capital Markets LLC	45,000,000
SunTrust Robinson Humphrey, Inc.	45,000,000
BMO Capital Markets Corp.	22,125,000
ICBC Standard Bank Plc	22,125,000
RBC Capital Markets, LLC	22,125,000
TD Securities (USA) LLC	22,125,000
Academy Securities, Inc.	1,500,000

Total	$750,000,000

        The underwriters are offering the notes subject to their acceptance of the notes from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the notes offered by this prospectus supplement are subject to certain conditions. The underwriters are obligated to take and pay for all of the notes offered by this prospectus supplement if any such notes are taken.

Commissions and Discounts

        The underwriters initially propose to offer the notes to the public at the public offering price that appears on the cover page of this prospectus supplement. In addition, the underwriters initially propose to offer the notes to certain dealers at prices that represent a concession not in excess of 0.400% of the principal amount of the notes. Any underwriter may allow, and any such dealer may re-allow, a concession not in excess of 0.250% of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the underwriters may, from time to time, vary the offering prices and other selling terms. The underwriters may offer and sell notes through certain of their affiliates. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        The following table shows the underwriting discount that we will pay to the underwriters in connection with the offering of the notes:

Paid by us
Per note	0.650%
Total	$4,875,000

        Expenses associated with this offering to be paid by us, other than the underwriting discount are estimated to be approximately $1.7 million. The underwriters have agreed to reimburse us for certain fees and expenses relating to this offering.

        We have also agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of any such liabilities.

New Issue of Notes

        The notes offered hereby are a new issue of securities for which there is currently no established trading market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for the notes to be quoted on any quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so. The underwriters may discontinue making a market in the notes at any time at their sole discretion. Accordingly, we cannot assure you that liquid trading markets will develop for the notes, that you will be able to sell your notes at a particular time or that the prices you receive when you sell will be favorable.

No Sales of Similar Securities

        We have agreed that we will not, through and including the business day following the closing of this offering, without first obtaining the prior written consent of Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, offer, sell, contract to sell or otherwise dispose of any debt securities issued or guaranteed by us and having a tenor of more than one year, except for the notes sold to the underwriters pursuant to the underwriting agreement.

Short Positions

        In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the prices of the notes. Specifically, the underwriters may over-allot in connection with the offering of the notes, creating syndicate short positions. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the prices of the notes. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discounts received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise.

        Any of these activities, as well as other purchases by the underwriters for their own accounts, may stabilize or maintain the market prices of the notes above independent market levels. As a result, the price of the notes may be higher than the price that might otherwise exist in the open market.

        Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the prices of the notes.

The underwriters are not required to engage in any of these activities, and may end any of them at any time. These transactions may be effected in the over-the-counter market or otherwise.

Notice to Prospective Investors in Canada

        The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

        Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement, the accompanying prospectus and the information incorporated by reference (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

        Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the European Economic Area

        The notes are not intended to be offered, sold or otherwise made available to and should not be offered, sold or otherwise made available to any retail investor in the European Economic Area ("EEA"). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, "MiFID II"); or (ii) a customer within the meaning of Directive 2002/92/EC (as amended, the "Insurance Mediation Directive"), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Directive 2003/71/EC (as amended, the "Prospectus Directive"). Consequently no key information document required by Regulation (EU) No 1286/2014 (as amended, the "PRIIPs Regulation") for offering or selling the notes or otherwise making them available to retail investors in the EEA has been prepared and therefore offering or selling the notes or otherwise making them available to any retail investor in the EEA may be unlawful under the PRIIPs Regulation. This prospectus supplement has been prepared on the basis that any offer of the notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Directive from the requirement to publish a prospectus for offers of the notes. This prospectus supplement is not a prospectus for the purposes of the Prospectus Directive.

Notice to Prospective Investors in the United Kingdom

        In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are "qualified investors" (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended (the "Order") and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as "relevant persons"). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the

United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Notice to Prospective Investors in Hong Kong

        Each underwriter (i) has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to "professional investors" as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the "SFO") and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a "prospectus" as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and (ii) has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" as defined in the SFO and any rules made under that Ordinance.

Notice to Prospective Investors in Japan

        The notes have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the notes nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any "resident" of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

        This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, each underwriter has not offered or sold any notes or caused such notes to be made the subject of an invitation for subscription or purchase and will not offer or sell such notes or cause such notes to be made the subject of an invitation for subscription or purchase, and has not circulated or distributed, nor will it circulate or distribute, this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of such notes, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275, of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

        Where the notes are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

          (a)   a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

          (b)   a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

  securities (as defined in Section 239(1) of the SFA) of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 of the SFA, except:

            (i)    to an institutional investor under Section 274 of the SFA or to a relevant person (as defined in Section 275(2) of the SFA), or to any person arising from an offer referred to in Section 275(1A), or Section 276(4)(i)(B) of the SFA;

            (ii)   where no consideration is or will be given for the transfer;

            (iii)  where the transfer is by operation of law;

            (iv)  as specified in Section 276(7) of the SFA; or

            (v)   as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

        Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the "SFA"), we have determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are "prescribed capital markets products" (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

        This prospectus supplement does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations and the notes will not be listed on the SIX Swiss Exchange. Therefore, this prospectus supplement m may not comply with the disclosure standards of the listing rules (including any additional listing rules or prospectus schemes) of the SIX Swiss Exchange. Accordingly, the notes may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors who do not subscribe to the notes with a view to distribution. Any such investors will be individually approached by the underwriters from time to time.

Other Relationships

        The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. From time to time in the ordinary course of their respective businesses, certain of the underwriters and their affiliates have engaged in and may in the future engage in commercial banking, derivatives and/or financial advisory, investment banking and other commercial transactions and services with us and our affiliates for which they have received or will receive customary fees and commissions. Certain affiliates of the underwriters are lenders under our credit facilities. In addition, certain affiliates of the underwriters hold a portion of our 4.875% Senior Notes due 2020 that we are redeeming. As such, affiliates of such underwriters would receive proportionate shares of the proceeds of this offering. The underwriters and their affiliates provide capital markets and cash management services to us and certain of our subsidiaries.

        In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investment and securities activities may involve our or our affiliates' securities and instruments. Certain of those underwriters or their affiliates that have a lending relationship with us routinely hedge, and certain other of those underwriters may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

        ICBC Standard Bank Plc is restricted in its U.S. securities dealings under the United States Bank Holding Company Act and may not underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that are offered or sold in the United States. Accordingly, ICBC Standard Bank Plc shall not be obligated to, and shall not, underwrite, subscribe, agree to purchase or procure purchasers to purchase notes that may be offered or sold by other underwriters in the United States. ICBC Standard Bank Plc shall offer and sell the Securities constituting part of its allotment solely outside the United States.

Extended Settlement

        It is expected that delivery of the notes will be made against payment therefor on or about March 13, 2019, which will be the tenth business day following the date of this prospectus supplement (such settlement being referred to as "T+10"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes hereunder on the date hereof or on any of the next seven succeeding business days will be required, by virtue of the fact that the Notes initially settle in T+10, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes hereunder prior to two business days before their time of delivery hereunder should consult their advisors.

LEGAL MATTERS

        The validity of the notes offered hereby will be passed upon for us by Kirkland & Ellis LLP. The validity of the notes offered hereby will be passed upon for the underwriters by Simpson Thacher & Bartlett LLP.

EXPERTS

        The financial statements, and the related financial statement schedule, incorporated in this prospectus supplement by reference from Huntsman International and subsidiaries' Annual Report on Form 10-K, and the effectiveness of Huntsman International and subsidiaries' internal control over financial reporting has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Prospectus

HUNTSMAN CORPORATION

Guarantees of Debt Securities

HUNTSMAN INTERNATIONAL LLC

Debt Securities

        Huntsman Corporation ("Huntsman Corp.") and/or its wholly-owned subsidiary, Huntsman International LLC ("Huntsman International"), may offer the securities identified above, from time to time, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus. The prospectus provides you with a general description of the securities.

        Each time we offer securities, we will provide a prospectus supplement that will contain information about the specific terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read this prospectus and the applicable prospectus supplement, together with the additional information described under the heading "Where You Can Find More Information" before you invest in the securities.

        We may offer securities described in this prospectus through underwriters or dealers, directly to one or more purchasers or through agents on a continuous or delayed basis. The prospectus supplement will include the names of underwriters, dealers or agents, if any, retained. The prospectus supplement also will include the purchase price of the securities offered, our proceeds from the sale, any underwriting discounts or commissions and other items constituting underwriters' compensation.

        Our principal executive offices are located at 10003 Woodloch Forest Drive, The Woodlands, Texas 77380. Our telephone number is (281) 719-6000.

        Investing in our securities involves risks. See "Risk Factors" on page 1 of this prospectus and, if applicable, any risk factors described in any applicable prospectus supplement and in the documents incorporated or deemed incorporated by reference in this prospectus and the applicable prospectus supplement.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 25, 2019.

i

ABOUT THIS PROSPECTUS

        This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the "SEC") as a "well-known seasoned issuer" as defined in Rule 405 under the Securities Act of 1933, as amended (the "Securities Act"). Under this shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, the securities described in this prospectus. As allowed by the SEC's rules, this prospectus provides a general description of the offered securities. Each time we offer securities, a prospectus supplement containing specific information about the terms of that offering will be provided. The prospectus supplement may also add, update or change information contained in this prospectus, and accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

        We have not authorized anyone to provide you with any information other than that provided or incorporated by reference in this prospectus, any prospectus supplement or in any free writing prospectus prepared by on or behalf of us or to which we have referred you. We do not take any responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus does not constitute an offer to sell, nor a solicitation of an offer to buy, the securities offered in this prospectus by any person in any jurisdiction in which it is unlawful for such person to make such an offering or solicitation. Neither the delivery of this prospectus, any prospectus supplement or any free writing prospectus nor any sale made under this prospectus, any prospectus supplement and any free writing prospectus of the securities described herein shall under any circumstances imply, and you should not assume, that the information provided by this prospectus, any prospectus supplement, any free writing prospectus or any document incorporated or deemed incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document, regardless of the time of delivery of such document or of any sale of our securities. Our business, financial condition, results of operations and prospects may have changed since those dates.

        As used throughout this prospectus, unless the context otherwise requires or indicates:

  •
  "Huntsman Corp." means Huntsman Corporation, and not its subsidiaries;

  •
  "Huntsman International" means Huntsman International LLC, a wholly-owned subsidiary of Huntsman Corp., and not its subsidiaries; and

  •
  "Company," "we," "our" and "us" refer to Huntsman Corp. and its subsidiaries, including Huntsman International, on a consolidated basis.

RISK FACTORS

        Before you invest in our securities, in addition to the other information included or incorporated or deemed incorporated by reference in this prospectus and any applicable prospectus supplement, you should carefully consider the risk factors under the heading "Risk Factors" contained in our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q filed subsequent to such Annual Report (and as updated by any other filings we make with the SEC), which are incorporated herein by reference. These risk factors may be amended, supplemented or superseded from time to time by risk factors contained in other reports that we file with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which will be subsequently incorporated herein by reference, by any prospectus supplement accompanying this prospectus or by a post-effective amendment to the registration statement of which this prospectus forms a part. In addition, new risks may emerge at any time and we cannot predict such risks or estimate the extent to which they may affect our financial performance. See "Where You Can Find More Information" and "Cautionary Statement Regarding Forward-Looking Statements."

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        With respect to the Company, certain information set forth in this prospectus contains "forward-looking statements" within the meaning the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than historical factual information are forward-looking statements, including without limitation statements regarding: projections of revenue, expenses, profit, profit margins, tax rates, tax provisions, cash flows, pension and benefit obligations and funding requirements, our liquidity position or other projected financial measures; management's plans and strategies for future operations, including statements relating to anticipated operating performance, cost reductions, restructuring activities, new product and service developments, competitive strengths or market position, acquisitions, divestitures, spin-offs or other distributions, strategic opportunities, securities offerings, stock repurchases, dividends and executive compensation; growth, declines and other trends in markets we sell into; new or modified laws, regulations and accounting pronouncements; outstanding claims, legal proceedings, tax audits and assessments and other contingent liabilities; foreign currency exchange rates and fluctuations in those rates; general economic and capital markets conditions; the timing of any of the foregoing; assumptions underlying any of the foregoing; and any other statements that address events or developments that we intend or believe will or may occur in the future. In some cases, forward-looking statements can be identified by terminology such as "believes," "expects," "may," "will," "should," "anticipates" or "intends" or the negative of such terms or other comparable terminology, or by discussions of strategy. We may also make additional forward-looking statements from time to time. All such subsequent forward-looking statements, whether written or oral, by us or on our behalf, are also expressly qualified by these cautionary statements.

        All forward-looking statements, including without limitation management's examination of historical operating trends, are based upon our current expectations and various assumptions. Our expectations, beliefs and projections are expressed in good faith and we believe there is a reasonable basis for them, but there can be no assurance that management's expectations, beliefs and projections will result or be achieved. All forward-looking statements apply only as of the date made. We undertake no obligation to publicly update or revise forward-looking statements whether because of new information, future events or otherwise, except as required by securities and other applicable law.

        There are a number of risks and uncertainties that could cause our actual results to differ materially from the forward-looking statements contained in or contemplated by this prospectus.

        You are advised, however, to consult any further disclosures we make on related subjects in our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and our other filings with the SEC.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC (www.sec.gov). Our internet address is www.huntsman.com. However, the information on our website is not a part of, or incorporated or deemed incorporated by reference into, this prospectus.

        We have filed a registration statement and related exhibits with the SEC under the Securities Act to register our securities. This prospectus is a part of that registration statement. This prospectus does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC's rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

INCORPORATION BY REFERENCE

        The SEC allows us to "incorporate by reference" information into this prospectus, which means that we can disclose important information to you by referring to those documents. We hereby "incorporate by reference" the documents listed below, which means that we are disclosing important information to you by referring you to those documents. The information that we file later with the SEC will automatically update and in some cases supersede this information (other than portions of these documents that are either (1) described in paragraph (e) of Item 201 of Regulation S-K or paragraphs (d)(1)-(3) and (e)(5) of Item 407 of Regulation S-K promulgated by the SEC or (2) furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K). Specifically, we incorporate by reference the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules, unless otherwise indicated):

  •
  our Annual Report on Form 10-K for the year ended December 31, 2018 (our "Annual Report"), filed with the SEC on February 12, 2019;

  •
  the Proxy Statement of Huntsman Corp. on Schedule 14A, filed with the SEC on March 22, 2018; and

  •
  future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the termination of this offering.

        You may request a copy of these filings at no cost by writing or telephoning us at the following address:

Investor Relations
Huntsman Corporation
10003 Woodloch Forest Drive
The Woodlands, Texas 77380
(281) 719-6000

 THE COMPANY

        We are a global manufacturer of differentiated organic chemical products. Huntsman Corp., a Delaware corporation, was formed in 2004 to hold the Huntsman businesses, which were founded by Jon M. Huntsman. Peter R. Huntsman now serves as Chairman of the Board, President and Chief Executive Officer of Huntsman Corp.

        We operate in four segments: Polyurethanes, Performance Products, Advanced Materials and Textile Effects. Our products comprise a broad range of chemicals and formulations, which we market globally to a diversified group of consumer and industrial customers. Our products are used in a wide range of applications, including those in the adhesives, aerospace, automotive, construction products, personal care and hygiene, durable and non-durable consumer products, digital inks, electronics, medical, packaging, coatings and construction, power generation, refining, synthetic fiber, textile chemicals and dyes industries. We are a leading global producer in many of our key product lines, including MDI, amines, surfactants, maleic anhydride, epoxy-based polymer formulations, textile chemicals and dyes.

        We operate all of our businesses through Huntsman International, our wholly-owned subsidiary. Huntsman International is a Delaware limited liability company and was formed in 1999.

Corporate Information

        Huntsman Corp. is a Delaware corporation and its common stock is listed on the NYSE under the ticker symbol "HUN." The Company's principal executive offices are located at 10003 Woodloch Forest Drive, The Woodlands, Texas 77380. The Company's telephone number is (281) 719-6000.

 USE OF PROCEEDS

        Huntsman International intends to use the net proceeds from the sale of any debt securities as set forth in the applicable prospectus supplement. Huntsman Corp. will not receive separate consideration for any guarantee of any debt securities.

DESCRIPTION OF DEBT SECURITIES

        Huntsman International may offer debt securities, which will be issued under an indenture entered into between Huntsman International and a banking or financial institution, as trustee.

        The following description of the terms of the debt securities sets forth certain general terms and provisions. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities will be described in the related prospectus supplement. Accordingly, for a description of the terms of a particular issue of debt securities, reference must be made to both the related prospectus supplement and to the following description.

General

        The aggregate principal amount of debt securities that may be issued is unlimited. The debt securities may be issued in one or more series as may be authorized from time to time.

        Reference is made to the applicable prospectus supplement for the following terms of the debt securities (if applicable):

  •
  title and aggregate principal amount;

  •
  whether the securities will be senior or subordinated;

  •
  applicable subordination provisions, if any;

  •
  conversion or exchange into other securities;

  •
  whether securities issued will be secured or unsecured, and if secured, what the collateral will consist of;

  •
  maturity date(s);

  •
  interest rate(s) or the method for determining the interest rate(s);

  •
  dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

  •
  redemption or early repayment provisions;

  •
  authorized denominations;

  •
  form;

  •
  amount of discount or premium, if any, with which such securities will be issued;

  •
  whether such securities will be issued in whole or in part in the form of one or more global securities;

  •
  identity of the depositary for global securities;

  •
  whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

  •
  the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

  •
  any covenants applicable to the particular debt securities being issued;

  •
  any defaults and events of default applicable to the particular debt securities being issued;

  •
  currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such securities will be payable;

  •
  time period within which, the manner in which and the terms and conditions upon which the purchaser of the securities can select the payment currency;

  •
  securities exchange(s) on which the securities will be listed, if any;

  •
  whether any underwriter(s) will act as market maker(s) for the securities;

  •
  extent to which a secondary market for the securities is expected to develop;

  •
  the events of default with respect to the securities and the right of the trustee or the holders to declare the principal and interest with respect to such securities to be due and payable;

  •
  provisions relating to covenant defeasance and legal defeasance;

  •
  provisions relating to satisfaction and discharge of the indenture;

  •
  provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

  •
  the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

  •
  any restriction or condition on the transferability of the securities;

  •
  any provisions related to compensation and reimbursement of the trustee;

  •
  provisions, if any, granting special rights to holders of the securities upon the occurrence of specified events; and

  •
  any other terms of the indenture.

        One or more series of debt securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. One or more series of debt securities may be variable rate debt securities that may be exchanged for fixed rate debt securities.

        U.S. federal income tax consequences and special considerations, if any, applicable to any such series will be described in the applicable prospectus supplement.

        Debt securities may be issued where the amount of principal and/or interest payable is determined by reference to one or more currency exchange rates, commodity prices, equity indices or other factors. Holders of such securities may receive a principal amount or a payment of interest that is greater than or less than the amount of principal or interest otherwise payable on such dates, depending upon the value of the applicable currencies, commodities, equity indices or other factors. Information as to the methods for determining the amount of principal or interest, if any, payable on any date, the currencies, commodities, equity indices or other factors to which the amount payable on such date is linked and certain additional U.S. federal income tax considerations will be set forth in the applicable prospectus supplement.

        We expect most debt securities to be issued in fully registered form without coupons and in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

        The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Guarantees

        The debt securities of any series may be guaranteed by Huntsman Corp. Each prospectus supplement will describe, as to the debt securities to which it relates, guarantees by Huntsman Corp, if any.

Governing Law

        The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

 PLAN OF DISTRIBUTION

        We may sell the offered securities in one or more of the following ways from time to time:

  •
  to underwriters for resale to purchasers;

  •
  directly to purchasers; or

  •
  through agents or dealers to purchasers.

        We will identify the specific plan of distribution, including any underwriters, dealers, agents or direct purchasers, and their compensation in a prospectus supplement.

 LEGAL MATTERS

        The validity of the securities will be passed upon for us by Kirkland & Ellis LLP, unless otherwise indicated in the applicable prospectus supplement.

 EXPERTS

        The financial statements, and the related financial statement schedules, incorporated in this Prospectus by reference from the Company and Huntsman International and subsidiaries' Annual Report on Form 10-K, and the effectiveness of the Company and Huntsman International and subsidiaries' internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such financial statements and financial statement schedules have been so incorporated in reliance upon the reports of such firm given upon the authority as experts in accounting and auditing.

$750,000,000

HUNTSMAN INTERNATIONAL LLC

4.500% Senior Notes due 2029

PROSPECTUS SUPPLEMENT

February 27, 2019

Joint Book-Running Managers

BofA Merrill Lynch	Citigroup

Barclays	Deutsche Bank Securities	Goldman Sachs & Co. LLC	HSBC	J.P. Morgan

Morgan Stanley	PNC Capital Markets LLC	SunTrust Robinson Humphrey

Senior Co-Managers

BMO Capital Markets	ICBC Standard Bank	RBC Capital Markets	TD Securities

Co-Manager

Academy Securities